Form 10KSB, Exhibit 13
period 1996-03-31
CB BANCORP INC
filed 1996-07-01
CIK 891525

CB BANCORP, INC. AND SUBSIDIARY
- -------------------------------
1996 ANNUAL REPORT
TABLE OF CONTENTS



LETTER TO SHAREHOLDERS .......................................................1


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS ................................2


SUMMARY OF SELECTED FINANCIAL DATA ...........................................14


AVERAGE BALANCE SHEETS .......................................................15


RATE/VOLUME ANALYSIS .........................................................16


REPORT OF INDEPENDENT AUDITORS ...............................................17

CONSOLIDATED BALANCE SHEETS...................................................18

CONSOLIDATED STATEMENTS OF INCOME ............................................19

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS' EQUITY..........................................................20

CONSOLIDATED STATEMENTS OF CASH FLOWS.........................................21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ...................................23


DIRECTORS AND OFFICERS .......................................................54


SHAREHOLDER INFORMATION ......................................................55

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
- ---------------------------------------------

THE COMPANY'S BUSINESS
- ----------------------

CB Bancorp, Inc., ("Company") is a unitary thrift holding company headquartered in Michigan City, Indiana. Its wholly owned subsidiary, Community Bank, A Federal Savings Bank, ("Bank") has been and continues to be in the business of attracting retail deposits from the general public and investing these deposits, together with funds generated from operations and borrowings, primarily in one-to four-family residential mortgage loans and loans purchased under agreements to resell and, to a lesser extent, commercial and consumer loans, mortgage-backed securities, U.S. Government and agency securities and other marketable securities.

The Bank also operates a wholly owned subsidiary, Community Financial Services, Inc., ("Community Financial") which offers tax return preparation services to individuals and small businesses as well as tax-deferred annuities and life insurance products to customers of the Bank and the general public. Community Financial is also the 100% owner of Community Brokerage Services, Inc., a fully registered securities broker-dealer, which offers full service brokerage services to the general public. Community Financial has a 99% limited partner interest in Pedcor Investments-1994-XX, L.P. which was formed for the construction, ownership and management of an 80 unit apartment project located in LaPorte County. Terms of the partnership agreement allocate 99% of the eligible tax credits and operating losses to the limited partner.

The Company's results are primarily based on the Bank's results. The Bank's operating results are dependent primarily on net interest income, the difference between interest income earned on loans, securities, mortgage-backed and related securities and the Company's cost of funds (interest paid to its depositors and interest paid for borrowed funds).

Operating results are also affected by the provision for loan losses, noninterest income, and expense items. Noninterest income primarily includes earnings of the Bank's wholly owned subsidiary, Community Financial, gains and losses from sale of interest-earning assets, and foreclosed assets and fee income, including fees earned under the Bank's Mortgage Loan Reverse Repurchase Program ("Program"). Noninterest expenses principally consist of employee compensation and benefits, occupancy and equipment expenses, federal deposit insurance premiums and other administrative expenses. Factors that significantly impact operating results include general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Other than those discussed in this document, management is unaware of any trends or uncertainties that will have or that are reasonably likely to have a material effect on the liquidity, capital resources, or operations of the issuer. In addition, management is unaware of any recommendations by regulatory authorities which, if implemented, would have such an effect.

The Company operates out of the Bank's main office located at 126 E. Fourth Street, Michigan City, Indiana. The Bank also conducts business out of its two full service branch offices located at 3710 S. Franklin Street in Michigan City and 801 Monroe Street, LaPorte, Indiana. The Bank has also established a loan production/mortgage banking office in Merrillville, Indiana located at 701 E. 83rd Avenue, Merrillville, Indiana. The Bank's deposit-gathering base is concentrated in the communities surrounding its offices while its lending base extends throughout LaPorte and contiguous counties. Also, through its Program, the Bank funds and temporarily invests in one- to four-family mortgages originated in various states throughout the continental United States by the Program's participants.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
- ---------------------------------------------------------

MORTGAGE LOAN REVERSE REPURCHASE PROGRAM
- ----------------------------------------

In the fiscal year 1991, the Company instituted the Mortgage Loan Reverse Repurchase Program. Currently there are seventy-five active participants in the Program of which the Company holds loans that were purchased under agreements to resell. The Program is carried out pursuant to agreements with each participant which provide for the purchase at par (less certain fees paid to the participant by the borrower) of whole mortgage loans by the company, at its option, and the subsequent resale of such loans to the Participant (for transfer to an end investor). Purchase money and refinance mortgage loans are generally held no more than 90 days by the Company and typically are resold within 30 days. Construction loan mortgages acquired via the Program are held for the duration of the construction loan period, typically for six months or longer. At March 31, 1996, construction loan balances totaled $29.4 million and accounted for 36.8% of the Company's total outstanding investment in the Program. The Company records interest income on the loans based on a stated rate of interest tied to the prime rate (as established from time to time by a major Chicago-based financial institution) during the funding period, and not the rates on individual loans, plus a fee (recorded as non-interest income) collected from the Participant for each loan when resold. It is the Company's policy to purchase under the Program only those loans that comply with accepted secondary market underwriting standards and/or Community Bank's portfolio underwriting criteria.

Based upon the current interest rate environment, management projects that the Company's net interest margin will decline over the foreseeable future as the Company's liabilities continue to reprice upwards. Management can make no assurances with respect to the interest rate environment. The Company's Mortgage Loan Reverse Repurchase Program has been and is a key contributor to the Company's efforts to maintain a strong net interest margin. Management is aware that a decline in Program activity would negatively impact the company's profitability.

FINANCIAL CONDITION
- -------------------

     TOTAL ASSETS AT MARCH 31,

                  1996 - $205.4 MILLION      1995 - $143.3 MILLION
                  (REPRESENTS AN INCREASE OF $62.1 MILLION OR 43.3%)
                  The year to year increase in total assets, was primarily attributable to growth in the Company's Mortgage Loan Repurchase Program and retail lending programs, as follows.

     MORTGAGE LOAN REVERSE REPURCHASE
     PROGRAM LOANS OUTSTANDING AT MARCH 31,

                  1996 - $80.0  MILLION      1995 - $25.2 MILLION
                  (REPRESENTS AN INCREASE OF $54.8 MILLION OR 217%) Increase is attributed to both lower mortgage rates resulting in an increase in home mortgage originations and refinancings for the 1996 fiscal year and an increase in the number of mortgage companies participating in the Program. Since its inception, the Program has caused the level of the Company's assets and liabilities to fluctuate between periods.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
- ---------------------------------------------------------

    LOANS RECEIVABLE AT MARCH 31,

               1996 - $92.6  MILLION         1995 - $86.8  MILLION
               (REPRESENTS AN INCREASE OF $5.8 MILLION OR 6.7%)
               Increase primarily attributable to an increase in the purchase and origination of multi-family, commercial mortgage and non-mortgage loans.

    SECURITIES PORTFOLIO AT MARCH 31,

               1996 - $9.0 MILLION 1995 - $9.4 MILLION (REPRESENTS A DECREASE OF $400.000 OR 4.26%) The primary objective of the Company's securities portfolio is to contribute to profitability, by providing a stable cash flow of dependable earnings and available-for-sale securities which provide a store of liquidity. The securities portfolio consists of U. S. Government Agency Securities, short-term investment grade corporate notes, marketable equity securities and Federal Home Loan Bank Stock. The Company also has investments in both variable and fixed rate U.S. Government Agency mortgage-backed securities totaling $10.2 million at March 31, 1996 and $10.7 million on March 31, 1995.

    NON-PERFORMING ASSETS AT MARCH 31,

               1996 - $2,997,000             1995 - $804,000
               (REPRESENTS AN INCREASE OF $2.2 MILLION OR 272.8%) Increase primarily attributable to the classification of $2.2 million of loans and lease paper as impaired as of March 31, 1996. Loan loss reserves at March 31, 1996 totaled $1.3 million, an increase of $674,000 or 100.1% over the prior fiscal year. This represents 45.3% of total nonperforming loans at March 31, 1996.

At March 31, 1996, impaired assets included $1.7 million in principal due the company on four pools of small business equipment leases that the Company acquired through contractual relationships entered into with Bennett Funding Group, Inc. and its affiliate Aloha Capital Corporation (f.k.a. Bennett Leasing Corporation). Bennett Funding Group, Inc. sought Chapter 11 Bankruptcy protection on March 29, 1996. Several weeks later, Aloha Capital Corporation was placed into involuntary bankruptcy at the request of the court appointed Bankruptcy Trustee for Bennett Funding Group, Inc., who is now also the Bankruptcy Trustee for Aloha Capital Corporation. Per the terms of the contractual arrangements Bennett Funding Group, Inc. acts as the servicing agent for the Company on the pool of leases purchased from that entity, wherein, at March 31, 1996, $396,000 of principal remained to be remitted to the Company over the course of the remaining scheduled lease payments due from individual lessees. Similarly, at March 31, 1996, $1.3 million of principal remained to be remitted to the Company on three pools of leases purchased from and serviced by Aloha Capital Corporation. Payment due the Company on the four pools of leases were current at the time the respective servicing companies were placed in bankruptcy. The Bankruptcy Trustee is monitoring the lease payment billing and collection

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
- --------------------------------------------------------

activities of the servicing companies and is segregating the payments received from individual lessees but has not yet allowed the resumption of the payment stream due the Company.

Based on its review of the actual leases in the Company's possession, the supporting bills of sale and appropriate U.C.C. filings, management believes the cash flow from the acquired leases will resume when the bankruptcy trustee verifies the Company's standing in this matter. However, management can make no assurances about the outcome of this matter.

Also included in impaired loans are two single family construction loans totaling $501,000. The loans, which were purchased through the Program, are currently in foreclosure. The Company has a signed offer to purchase one of the properties for an amount over its carrying value and continues to seek an offer on the other property.

    TOTAL LIABILITIES AT MARCH 31,

               1996 - $186.6 MILLION         1995 - $126.7 MILLION
               (REPRESENTS AN INCREASE OF $59.9 MILLION OR 47.3%)
               This increase is primarily attributable to a $26.2 million or 23.6%increase in total deposits from $110.8 million at March 31, 1995 to $137.0 million at March 31, 1996 and a $32.7 million or 263.7% increase in borrowed funds from $12.4 million at March 31, 1995 to $45.1 million at March 31, 1996. The growth in liabilities was primarily due to the increased funding needs of the Program and to fund growth in the loans receivable portfolio.

The increase in total deposits was concentrated in certificates of deposits and demand deposit account. Certificate balances increased $15.5 million or 29.1%, primarily attributable to management's decision to utilize the public fund and institutional deposit markets to meet the Company's funding needs. Management has found these markets to be a reliable and attractively priced funding source and will continue to take advantage of these funding sources as market conditions warrant. Demand deposit accounts increased $9.5 million or 133.8% primarily attributable to growth in the Program. More than 90% of the Company's demand deposit balances are from mortgage companies that are participating in the Company's Program. Consequently, the level of balances maintained in demand deposits is directly related to activity in the Program.

Total borrowed funds at March 31, 1996, consist of $7 million in federal funds purchased and $38.1 million in Federal Home Loan Bank advances, of which $36 million will mature in less than one year.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 1996 AND 1995
- ---------------------------------------------------------------------------

    GENERAL: Net income for the year ended March 31, 1996 was $2,458,000 compared to $1,660,000 in the prior year. This $798,000 increase in net income is primarily attributable to increases in net interest income of $2,234,000 or 44.2% and noninterest income of $183,000 or 18.4%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
- ---------------------------------------------------------

    INTEREST INCOME FOR YEAR ENDED MARCH 31,

               1996  -  $14.4  MILLION       1995 - $9.2  MILLION
               (REPRESENTS AN INCREASE OF $5.2 MILLION OR 56.0%)
               This increase is attributable to increased activity in the Company's Mortgage Loan Reverse Repurchase Program and other lending activities which resulted in a $45.9 million or 37.5% increase in average interest earning assets from the prior fiscal year to $168.5 million for the year ending March 31, 1996. In addition, interest income generated by the Company's interest earning assets also benefitted from higher year over year yields on these assets.

    Interest income earned under the Program increased $4.1 million or 303.3% over the prior fiscal year. The average outstanding investment in the Program increased from $16.0 million for the twelve months ended March 31, 1995 to $58.3 million for the twelve months ended March 31, 1996. The increase in outstandings in the Program is attributable to increased mortgage refinancing and purchase money mortgages due to lower mortgage interest rates, increased construction lending within the Program, and an expanded number of mortgage companies participating in the Program.
    Although management is committed to continue growing the Program by increasing the number of participants, no assurance can be given that the level of outstandings held under the Program for the fiscal year March 31, 1996 will be maintained.

    The increase in interest income is also attributable to growth in the Company's loans receivable portfolio. Interest income on the loans receivable portfolio increased $1.1 million or 17.5% over the prior fiscal year. The average outstanding investment in the loans receivable portfolio increased from $80.8 million at March 31, 1995 to $89.8 million at March 31, 1996. Growth in the loan receivable portfolio is attributable to the origination and purchase of multi-family, construction, commercial mortgage and non-mortgage loans.

    Interest income on other interest earning assets decreased $110,000 or 62.3% as fewer assets were allocated to this category by management over the course of the year because of asset allocations to more productive resources.

    INTEREST EXPENSE FOR YEAR ENDED MARCH 31,

               1996 - $7.0 MILLION            1995 - $4.1 MILLION
               (REPRESENTS AN INCREASE OF $2.9 MILLION OR 70.4%)
               Increase primarily attributable to a $41.0 million or 37.8% increase in average interest-bearing liabilities over the prior fiscal year.This increase resulted from the increased funding needs of the Program and loans receivable portfolio. In the course of funding this Program management considers the relevant costs of deposits and borrowings and acquires the needed funds accordingly.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
- ---------------------------------------------------------

     NET INTEREST INCOME FOR YEAR ENDED MARCH 31,

               1996 - $7.3 MILLION          1995 - $5.1 MILLION
               (REPRESENTS AN INCREASE OF $2.2 MILLION OR 44.2%)
               Increase resulted from substantially higher outstandings in the Company's Mortgage Loan Reverse Repurchase Program and growth in the loans receivable portfolio. In addition, management's efforts to profitably increase the level of interest-earning assets also contributed to a 21 basis point increase in the Company's net interest margin ratio to 4.33% for the twelve months ended March 31, 1996 from 4.12% for the twelve months ended March 31, 1995.

    PROVISION FOR LOAN LOSSES FOR YEAR ENDED MARCH 31,

               1996 - $1,020,000             1995 - $78,000
               (REPRESENTS AN INCREASE OF $942,000 OR 1,207.7%)
               The 1996 provision for loan losses resulted from manage-ment's continued evaluation of the loan portfolio, national and regional economic indicators and of the current regulatory and general economic environment.

     The Company's allowance for loan losses increased to $1,347,000 at March 31, 1996 from $673,000 at March 31, 1995. Management's decision to substantially increase the level of loan loss provisions was primarily attributable to several factors: 1.) To replenish $346,000 of chargeoffs against the loan reserves recorded in fiscal 1996, 2.) To build up the level of reserves to properly reflect the Company's increased activity in construction lending, commercial lending and consumer lending, and 3.) To set-up specific reserves for the lease paper purchased from Bennett Funding Group and Aloha Capital Corp. The Company will continue to monitor its allowance for loan losses and make future loan loss provisions in consideration of the amount and types of loans in its portfolio and as economic conditions dictate.

     NONINTEREST INCOME FOR YEAR ENDED MARCH 31,

               1996 - $1.2 MILLION           1995 - $1.0 MILLION
               (REPRESENTS AN INCREASE OF $178,000 OR 18.0%)
               Increase is primarily attributable to a $205,000 increase in fees related to the mortgage Loan Reverse Repurchase Program and a $20,000 increase in other income. These increases were partially offset by a $13,000 decrease in commission income received by Community Financial Services, Inc. from the sale of tax-deferred annuities and a $33,000 decrease in other service charges and fees due to the absence of a one time consulting fee of $92,000 relative to an affordable housing project that the Company recorded in the prior fiscal year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
- ---------------------------------------------------------

    NONINTEREST EXPENSE FOR YEAR ENDED MARCH 31,

               1966 - $3.6 MILLION           1995 - $3.3 MILLION
               (REPRESENTS AN INCREASE OF $267,000 OR 8.0%)
               Increase is attributable to: 1.) the start up costs of a mortgage banking division in Merrillville, Indiana, which began operations in February of 1996 and currently employs a staff of seven individuals, 2.)expenses incurred related to the acquisition efforts of a mortgage banking company which were later terminated without the consummation of a deal and 3.) higher legal costs than those of the prior year.

    INCOME TAX EXPENSE FOR YEAR ENDED MARCH 31,

               1996 - $1.4 MILLION 1995 - $1.0 MILLION
               (REPRESENTS AN INCREASE OF $410,000 OR 42.2%)
               Income taxes increased primarily as a result of increased earnings before income taxes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 1995 AND 1994
- ---------------------------------------------------------------------------

     GENERAL: Net income for the year ended March 31, 1995 was $1,660,000 compared to $2,355,000 in the prior year. This $695,000 decrease resulted primarily from decreases in net interest income of $855,000 or 14.5% and noninterest income of $280,000 or 22.0%.

    INTEREST INCOME FOR YEAR ENDED MARCH 31,

               1995 - $9.2 MILLION       1994 - $11.0 MILLION
               (REPRESENTS A DECREASE OF $1.8 MILLION OR 16.5%)
               This decrease was primarily attributable to a decrease in activity in the Company's Mortgage Loan Reverse Repurchase Program which resulted in a $26.6 million or 17.8% decrease in average interest earning assets from the prior fiscal year to $122.6 million at March 31, 1995.

     Interest income earned under the Program decreased $2.2 million or 62.4% over the prior fiscal year. The average outstanding investment in the Program decreased from $50.6 million for the twelve months ended March 31, 1994 to $16.0 million for the twelve months ended March 31, 1995. An increase in mortgage interest rates was primarily attributable to the reduced activity in the Program.

     Increases in interest income on securities and other interest-earning assets of $326,000 or 77.8% and net loans receivable of $71,000 or 1.1% helped to partially offset the decrease in total interest income realized from the Program. These increases were attributable to the shifting of funds from the Program to other interest-earning asset categories and higher year over year yields on these assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
- ---------------------------------------------------------


    INTEREST EXPENSE FOR YEAR ENDED MARCH 31,

               1995 - $4.1 MILLION           1994 - $5.1 MILLION
               (REPRESENTS A DECREASE OF $963,000 OR 18.9%)
               Decrease was primarily attributable to a $26.8 million or 19.9% decrease in average interest-bearing liabilities over the prior fiscal year. This decrease resulted from the reduced funding needs of the Program as management paid off short term borrowings and public fund deposits with Program pay downs.

    NET INTEREST INCOME FOR YEAR ENDED MARCH 31,

               1995 - $5.1 MILLION           1994 - $5.9 MILLION
               (REPRESENTS A DECREASE OF $854,000 OR 14.5%)
               Decrease resulted from substantially lower outstandings in the Company's Mortgage Loan Reverse Repurchase Program. However, the decrease in net interest income as partially offset by an increase in the Company's net interest rate spread of 7 basis points to 3.67% for the year ended March 31, 1995 and an increase in the net interest margin of 16 basis points to 4.12% for the year ended March 31, 1995. The improvement in these ratios was a result of the Company's interest-earning assets repricing upwards at a slightly faster rate than interest-bearing liabilities and a higher ratio of interest-earning assets to interest -bearing liabilities ratio.

    PROVISION FOR LOAN LOSSES FOR YEAR ENDED MARCH 31,

               1995 - $78,000                1994 - $103,000
               (REPRESENTS A DECREASE OF $25,000 OR 24.3%)
               The 1995 provision for loan losses resulted from manage-ment's continued evaluation of the loan portfolio, national and regional economic indicators and of the current regulatory and general economic environment.

    The Company's allowance for loan losses increased to $673,000 at March 31, 1995 from $595,000 at March 31, 1994. The Company recorded less than two hundred dollars of loan chargeoffs for the year ended March 31, 1995.

    NONINTEREST INCOME FOR YEAR ENDED MARCH 31,

               1995 - $1.0 MILLION           1994 - $1.3 MILLION
               (REPRESENTS A DECREASE OF $280,000 OR 22.0%)
               Decrease was primarily attributable to a $332,000 decrease in fees related to the Mortgage Loan Reverse Repurchase Program and a $41,000 decrease in commission income received by Community Financial from the sale of tax-deferred annuities. This decrease was

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
- ---------------------------------------------------------

               partially offset by a $92,000 increase in service charges and fees attributable to a one time affordable housing consulting fee.

    NONINTEREST EXPENSE FOR YEAR ENDED MARCH 31,

               1995 - $3.3 million           1994 - $3.3 million
               (represents an increase of $21,000 or 0.6%
               Increase was attributable to a $39,000 increase in compen-sation and benefit expenses due to normal salary increases which were offset, in part, by decreases in other noninterest expenses.

    INCOME TAX EXPENSE FOR YEAR ENDED MARCH 31,

               1995 - $1.0 MILLION           1994 - $1.4 MILLION
               (REPRESENTS A DECREASE OF $436,000 OR 31.0%
               Income taxes decreased primarily as a result of decreased earnings before income taxes.

LIQUIDITY AND CAPITAL RESOURCE
- ------------------------------

The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans, securities, mortgage-backed securities and advances from the Federal Home Loan Bank ("FHLB") of Indianapolis. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement is based upon a percentage of deposits and short-term borrowings, which may vary at the direction of the OTS depending upon economic conditions and deposit flows. The required ratio is currently 5.0%. The Bank's liquidity ratios were 7.7% and 11.4% at March 31, 1996 and 1995, respectively. Liquidity management for the Company is both a daily and long-term function of the Company's management strategy. Excess funds are generally invested in short-term investments, including deposits in financial institutions. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available via FHLB of Indianapolis advances and reverse repurchase agreements.

Management structures the liquid asset portfolio and borrowing capacity of the Company to meet the cash flow needs of operating, investing and financing activities. The Company's liquid assets are cash and cash equivalents, which include investments in highly liquid, short-term investments. At March 31, 1996 and 1995, cash and cash equivalents totalled $6.1 million and $3.5 million, respectively. In addition, the Company maintains a $5.0 million line of credit with the FHLB of Indianapolis to meet short term liquidity needs. The line of credit had an outstanding balance of $124,000 at March 31, 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
- ---------------------------------------------------------

Cash flows resulting from operating activities consisted primarily of net income and activity under the Program. Cash flows provided by/(for) operating activities were ($51.5) million, $11.1 million and ($2.1) million for the years ended March 31, 1996, 1995 and 1994, respectively. The Company's primary investing activities have been the purchase and repayment of securities; mortgage-backed securities; and the purchase, origination, and repayment of loans. Net cash flows provided for investing activities were ($4.5) million, ($9.3) million and ($1.4) million for the years ended March 31, 1996, 1995 and 1994, respectively. Net cash provided from/(for) financing activities, primarily the borrowing and repayment of funds and net deposits, were $58.5 million, ($3.4) million and $3.3 million for the years ended March 31, 1996, 1995 and 1994, respectively.

For the years ended March 31, 1996, 1995 and 1994 the Company's single-family mortgage loan purchases through the Program totaled $795.9 million, $453.3 million and $1,092.1 million, respectively. Sales of these loans over the same respective time periods totalled $741.0 million, $462.4 million and $1,087.2 million. During the fiscal year ended March 31, 1996, the activity in the Program increased significantly due to increases in refinancing, purchase money mortgage and construction mortgage loan originations attributable to lower mortgage interest rates. The increase in activity was also attributable to an increase in the number of mortgage companies participating in the Program. Management utilized FHLB advances and institutional and public fund deposits to meet the Company's funding needs. The Company maintains borrowing capacity with the FHLB-Indianapolis to meet the funding requirements of the Program as well as the general liquidity needs of Company operations.

At March 31, 1996, the Company had outstanding commitments to originate loans and fund unused lines of credit of $1.4 million, unused letters of credit of $4.1 million and $12.4 million in commitments to fund the undisbursed balances of Program construction loans. Management anticipates that sufficient funds will be available to finance, on a timely basis, its short and long term loan commitments. Certificates of deposit which are scheduled to mature in one year or less at March 31, 1996 totalled $50.6 million. Management's pricing of certificate offerings reflect the bank's funding needs and the availability of other sources of funds (i.e., FHLB advances, etc.)

Shareholders' equity at March 31, 1996 was $18.8 million, an increase of $2.2 million or 12.9% over March 31, 1995, which represents net income for the twelve months ended March 31, 1996 and the effects of treasury stock transactions, ESOP loan repayment, the amortization of Recognition and Retention Program Shares
(RRP) acquisition costs, tax benefit related to stock plans and the net change in unrealized appreciation on securities available-for-sale.

Under OTS capital requirements, at March 31, 1996, the Bank had:
- --- Tangible capital (shareholders' equity) of $16.0 million or 7.8% of adjusted total assets thereby exceeding the 1.5% requirement of $3.1 million by $13.0 million.

- --- Core capital (tangible capital plus certain intangible assets) of $16.0 million or 7.8% of adjusted total assets thereby exceeding the 3.0% requirement of $6.1 million by $9.9 million.

- --- Risk-based capital(core capital plus general valuation allowances) of $17.2 million or 15.2% of risk-adjusted assets thereby exceeding the 8.0% requirement of $9.0 million by $8.1 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
- ---------------------------------------------------------

At March 31, 1996, the Bank's capital exceeded all of the capital requirements of the OTS.

ASSET/LIABILITY MANAGEMENT
- --------------------------

Asset/Liability Management is a daily function of the Company's management and is continually changing in response to interest rate fluctuations. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive, and by monitoring the Company's interest rate risk ("IRR") measures produced by the Office of Thrift Supervision form the Bank's quarterly Thrift Financial Reports. Management regularly measures the Bank's interest rate risk by monitoring the effect a 200 basis point instantaneous increase or decrease in market interest rates would have on its net portfolio value ("NPV").

In 1990, the regulators adopted the interest-rate sensitivity approach as one measure of interest-rate risk. This approach measures the projected changes in NPV that would result if interest rates were to increase; instantaneously across the yield curve; by 100, 200, 300 and 400 basis points; or if interest rates were to decline by 100, 200, 300 and 400 basis points. Net portfolio value is defined as the market value of assets less the market value of liabilities. According to the "Interest Rate Risk Report," prepared by the Office of Thrift Supervision as of March 31, 1996, after an adverse rate shock of +200 points, the Bank's NPV of $22.8 million was projected to decline $1.4 million or 6.3%, to $21.4 million. According to the OTS report, only 40% of thrifts nationwide would have experienced a decline of 7.9% or less. Presented below, as of March 31, 1996, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and substantial parallel shifts of 100 basis points in market interest rates.


             INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)

                               Net Portfolio Value
                               -------------------

         Change
        in Rates      $ Amount        $ Change         % Change
        --------      --------        --------         --------

        +400 bp        19,335         -3,498             -15%
        +300 bp        20,396         -2,437             -11%
        +200 bp        21,394         -1,439             - 6%
         100 bp        22,269          - 564             - 2%
           0 bp        22,833
        -100 bp        22,868             35               0%
        -200 bp        22,382          - 451             - 2%
        -300 bp        22,090          - 743             - 3%
        -400 bp        22,294          - 539             - 2%



The Company's primary strategy for controlling interest rate risk exposure, is to maintain a high level of the Company's asset portfolios in interest rate sensitive assets. Management has accomplished this objective through its investment in the Loan Reverse Repurchase Program. Under the Program, the company purchases single family mortgage loans from select mortgage banking firms on a short-term basis under agreements to resell and earn an adjustable prime rate based return during the holding period. The Program has complemented the Company's portfolio of adjustable rate mortgage loans held for investment which account for 40.2% of all mortgage

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
- ---------------------------------------------------------

loans receivable. In addition, the Company has sought to lengthen the maturity of its interest-bearing liabilities by emphasizing longer term certificates of deposit. The Company also has the ability to obtain long-term advances from the FHLB of Indianapolis if such borrowings appear favorable under a particular interest rate environment.

IMPACT OF INFLATION AND CHANGING PRICES
- ---------------------------------------

The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP") which require the measurement of financial position and operating results in terms of historical dollars (except for securities available-for-sale) without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS
- ----------------------------------

Several new accounting standards have been issued by the FASB that will apply in 1996. Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, requires a review of long-term assets for impairment of recorded value and resulting write-downs if the value is impaired. SFAS No. 122, Accounting for Mortgage Servicing Rights, requires the recognition of an asset when servicing rights are retained on in-house originated loans that are sold. SFAS No. 123, Accounting for Stock-Based Compensation encourages, but does not require, entities to use a "fair value based method" to account for stock-based compensation plans. If the fair value accounting encouraged is not adopted, entities must disclose the pro forma effect on net income and on earnings per share had the accounting been adopted. These statements are not expected to have a material effect on the Company's consolidated financial position or results of operation.

INSURANCE OF DEPOSIT ACCOUNTS
- -----------------------------

Deposits of the Bank are presently insured by the SAIF. Under proposed legislation, a special assessment would be imposed on the amount of deposits held by SAIF-member institutions, including the Bank, to recapitalize the SAIF fund. The amount of the special assessment would be left to the discretion of the FDIC but is generally estimated at between 85 to 90 basis points of insured deposits. The payment of the special assessment would have the effect of immediately reducing the capital of SAIF-member institutions, net of any tax effect; however, it would not affect the Bank's compliance with its regulatory capital requirements. Management cannot predict whether legislation imposing such a fee will be enacted, or if enacted, the amount of any special assessment or when and whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums. Management can also not predict whether or when the BIF and SAIF will merger. The Bank's assessment rate for the fiscal year ended March 31, 1996 was 23 basis points and the premium paid for the period was $263,000. Based on the Bank's deposit insurance assessment base as of March 31, 1996, an 85 to 90 basis point fee to recapitalize the SAIF would result in a $704,000 to $745,000 payment on an after-tax basis.

                                REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
CB Bancorp, Inc. and Subsidiary
Michigan City, Indiana


We have audited the accompanying consolidated balance sheets of CB Bancorp, Inc. and Subsidiary as of March 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended March 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CB Bancorp, Inc. and Subsidiary as of March 31, 1996 and 1995 and the results of their operations and their cash flows for the years ended March 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", as of April 1, 1994.





                                              /s/  Crowe, Chizek and Company LLP
                                              ----------------------------------
                                              Crowe, Chizek and Company LLP


South Bend, Indiana
May 17, 1996

- --------------------------------------------------------------------------------

                                        17.

                                    CB BANCORP, INC. AND SUBSIDIARY
                                      CONSOLIDATED BALANCE SHEETS
                                        March 31, 1996 and 1995

- -------------------------------------------------------------------------------------------------------
                                                                         1996             1995
                                                                         ----             ----
ASSETS
Cash and due from financial institutions (Note 16)                  $   4,754,811   $   3,542,760
Interest-earning deposits in other financial institutions -
  short term                                                            1,308,112               -
                                                                    -------------   -------------
    Cash and cash equivalents                                           6,062,923       3,542,760
Interest-earning deposits in other financial institutions                       -         983,475
Securities available-for-sale (Note 2)                                    620,948         581,331
Securities held-to-maturity (Fair value: $5,644,000
  - 1996; $6,418,000 - 1995) (Note 2)                                   5,674,726       6,488,679
Other securities - Federal Home Loan Bank stock (Note 2)                2,702,000       2,350,400
Mortgage-backed and related securities held-to-maturity
  (Fair value: $10,282,000 - 1996;$10,647,000 - 1995)
  (Notes 3 and 10)                                                     10,192,178      10,739,876
Loans
    Loans purchased under agreements to resell (Note 4)                80,031,250      25,179,207
    Loans receivable (Notes 4 and 10)                                  92,616,450      86,789,829
    Less:  Allowance for loan losses (Note 4)                          (1,346,328)       (672,276)
                                                                    -------------   -------------
                                                                      171,301,372     111,296,760
Mortgage loans held for sale                                              512,750               -
Accrued interest receivable (Note 7)                                    1,183,259         786,404
Premises and equipment, net (Note 8)                                    2,387,382       2,405,119
Investment in limited partnership (Note 16)                             1,678,573       1,525,000
Other assets (Note 11)                                                  3,068,825       2,644,088
                                                                    -------------   -------------

                                                                    $ 205,384,936   $ 143,343,892
                                                                    =============   =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits (Note 9)                                               $ 137,047,131   $ 110,859,585
    Borrowed funds (Note 10)                                           45,124,355      12,362,804
    Advances from borrowers for taxes and insurance                     1,213,766       1,211,649
    Obligation relative to limited partnership (Note 16)                1,450,000       1,450,000
    Accrued expenses and other liabilities                              1,717,500         781,893
                                                                    -------------   -------------
                                                                      186,552,752     126,665,931
Commitments and contingencies (Note 16)

Shareholders'  equity (Notes 1, 11, 12 and 13)
   Serial  preferred  stock,  no par value, 500,000 shares
    authorized;  none  outstanding                                              -               -
   Common stock,  $.01 par value, 1,500,000 shares
    authorized;  issued - 1,284,238  shares                                12,842          12,842
   Additional paid-in  capital                                          5,813,358       5,821,860
   Retained  earnings  -  substantially restricted                     14,323,484      11,865,274
   Less:
       Treasury stock, 96,012 and 71,100 shares at cost at
        March 31, 1996 and 1995, respectively                          (1,081,744)       (671,156)
       Common stock acquired by:
          Employee stock ownership plan                                  (240,794)       (305,005)
          Recognition and retention plans                                 (20,708)        (47,676)
   Net unrealized appreciation on securities available-for-sale,
     net of tax                                                            25,746           1,822
                                                                    -------------   -------------
             Total shareholders' equity                                18,832,184      16,677,961
                                                                    -------------   -------------

                                                                    $ 205,384,936   $ 143,343,892
                                                                    =============   =============

- -------------------------------------------------------------------------------------------------------

                       See accompanying notes to consolidated financial statements.


                                                   18.


                                          CB BANCORP, INC. AND SUBSIDIARY
                                         CONSOLIDATED STATEMENTS OF INCOME
                                             March 31, 1996 and 1995
- -------------------------------------------------------------------------------------------------------------------
                                                                        1996            1995            1994
                                                                        ----            ----            ----
Interest income
     Loans receivable
        First mortgage loans                                        $  6,949,705    $  6,189,013    $  6,237,519
        Consumer and other loans                                         628,236         260,463         140,946
     Loans purchased under agreements to resell                        5,452,138       1,351,924       3,594,757
     Securities                                                          565,940         567,883         330,806
     Mortgage-backed and related securities                              689,120         653,029         624,160
     Other interest-earning assets                                        66,742         177,064          88,293
                                                                    ------------    ------------    ------------
                                                                      14,351,881       9,199,376      11,016,481
Interest expense
     Deposits (Note 9)                                                 5,040,273       3,961,171       4,463,542
     Borrowed funds (Note 10)                                          2,022,405         182,559         642,843
                                                                    ------------    ------------    ------------
                                                                       7,062,678       4,143,730       5,106,385
                                                                    ------------    ------------    ------------

NET INTEREST INCOME                                                    7,289,203       5,055,646       5,910,096

Provision for loan losses (Note 4)                                     1,020,000          78,000         103,000
                                                                    ------------    ------------    ------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                      6,269,203       4,977,646       5,807,096

Noninterest income
     Gain (loss) on sale/disposal  of interest-earning
      assets, net (Note 14)                                                1,478            (650)          2,513
     Loss from real estate operations (Note 5)                            (8,961)        (11,038)         (9,254)
     Gain on sale of foreclosed real estate                               16,731          16,240          28,725
     Other (Note 15)                                                   1,168,772         990,532       1,253,210
                                                                    ------------    ------------    ------------
                                                                       1,178,020         995,084       1,275,194

Noninterest expense
     Compensation and benefits (Note 11)                               1,561,595       1,493,024       1,454,097
     Occupancy and equipment                                             512,476         512,394         536,041
     SAIF deposit insurance premium                                      263,397         261,206         265,984
     Other (Note 15)                                                   1,271,616       1,075,585       1,065,114
                                                                    ------------    ------------    ------------
                                                                       3,609,084       3,342,209       3,321,236
                                                                    ------------    ------------    ------------

INCOME BEFORE INCOME TAXES                                             3,838,139       2,630,521       3,761,054

Income tax expense (Note 12)                                           1,379,929         970,274       1,406,454
                                                                    ------------    ------------    ------------

NET INCOME                                                           $ 2,458,210    $  1,660,247    $  2,354,600
                                                                    ============    ============    ============

Earnings per common and common equivalent
  share (Note 1)                                                          $ 1.95    $       1.29    $       1.82
Earnings per share-assuming full dilution
  (Note 1)                                                                  1.94            1.29            1.80




- ------------------------------------------------------------------------------------------------------------------

                             See accompanying notes to consolidated financial statements.



                                                         19.


                                                     CB BANCORP, INC. AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                                 Years ended March 31, 1996, 1995 and 1994
- -----------------------------------------------------------------------------------------------------------------------------------

                                                                                      Common     Common   Net Unrealized
                                                                                       Stock     Stock     Appreciation
                                                Additional                            Acquired  Acquired  on Securities   Total
                                       Common    Paid-in     Retained      Treasury     By        By       Available-  Shareholders'
                                       Stock     Capital     Earnings        Stock     ESOP       RRP       for-Sale     Equity
                                       -----     -------     --------        -----     ----       ---       --------     ------

BALANCE - APRIL 1, 1993              $   6,421  $5,878,441  $7,856,848  $         -  $(433,427) $(170,638)  $      -   $13,137,645
Purchase of shares of treasury stock
  (Note 1)                                    -          -           -     (559,363)         -          -          -      (559,363)
Issuance of shares of treasury
  stock (Note 1)                              -    (15,543)          -       36,464          -          -          -        20,921
Contribution to fund ESOP                     -          -           -            -     64,211          -          -        64,211
Amortization of RRP contribution              -          -           -            -          -     80,963          -        80,963
100% stock  dividend (Note 1)             6,421          -      (6,421)           -          -          -          -             -
Net income for the year
  ended March 31, 1994                        -          -   2,354,600            -          -          -          -     2,354,600
                                     ---------- ---------- -----------  -----------  ---------  ---------   --------   -----------

BALANCE - MARCH 31, 1994                 12,842  5,862,898  10,205,027     (522,899)  (369,216)   (89,675)         -    15,098,977
Adoption of SFAS No. 115 (Note 1),
  net of tax                                  -          -           -            -          -          -         96            96
Purchase of shares of treasury stock
  (Note 1)                                    -          -           -     (243,875)         -          -          -      (243,875)
Issuance of shares of
  treasury stock (Note 1)                     -    (41,038)          -       95,618          -          -          -        54,580
Contribution to fund ESOP                     -          -           -            -     64,211          -          -        64,211
Amortization of RRP contribution              -          -           -            -          -     41,999          -        41,999
Net change in unrealized appreciation
  on securities available-for-sale, net
  of tax                                      -          -           -            -          -          -      1,726        1,726
Net income for the year
  ended March 31, 1995                        -          -   1,660,247            -          -          -          -    1,660,247
                                     ---------- ---------- -----------  -----------  ---------  ---------   --------  -----------

BALANCE - MARCH 31,1995                  12,842  5,821,860  11,865,274     (671,156)  (305,005)   (47,676)     1,822   16,677,961
Purchase of shares of treasury stock
  (Note 1)                                    -          -           -     (557,427)         -          -          -     (557,427)
Issuance of shares of
  treasury stock (Note 1)                     -    (78,923)          -      146,839          -          -          -       67,916
Contribution to fund ESOP                     -          -           -            -     64,211          -          -       64,211
Amortization of RRP contribution              -          -           -            -          -     26,968          -       26,968
Tax benefit related to stock plans            -     70,421           -            -          -          -          -       70,421
Net change in unrealized appreciation
  on securities available-for-sale,
  net of tax                                  -          -           -            -          -          -     23,924       23,924
Net income for the year                       -          -           -            -          -          -          -            -
  ended March 31, 1996                        -          -   2,458,210            -          -          -          -    2,458,210
                                     ---------- ---------- -----------  -----------  ---------  ---------   --------  -----------

BALANCE - MARCH 31, 1996              $  12,842 $5,813,358 $14,323,484  $(1,081,744) $(240,794) $ (20,708)   $25,746  $18,832,184
                                     ========== ========== ===========  ===========  =========  =========    =======  ===========
- -----------------------------------------------------------------------------------------------------------------------------------

                                    See accompanying notes to consolidated financial statements.


                                                                20.


                                           CB BANCORP, INC. AND SUBSIDIARY
                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      Years ended March 31, 1996, 1995 and 1994
- ---------------------------------------------------------------------------------------------------------------------
                                                                         1996            1995              1994
                                                                         ----            ----              ----

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                     $   2,458,210    $   1,660,247    $     2,354,600
    Adjustments to reconcile net income to
      net cash from operating activities
        Depreciation and amortization                                    187,104          342,215            299,736
        Provision for loan losses                                      1,020,000           78,000            103,000
        (Gain) loss on sale of:
           Interest-earning assets                                        (1,478)             650             (2,513)
           Foreclosed real estate                                        (16,731)         (16,240)           (28,725)
        Loans purchased under agreements to resell                  (795,862,263)    (453,339,372)    (1,092,109,959)
        Sale of loans purchased under agreements
          to resell                                                  741,010,220      462,353,515      1,087,156,964
        Mortgage loans originated for sale                              (585,786)               -                  -
        Proceeds from sales of mortgage loans held for sale               74,514                -                  -
        Purchase of securities held for sale                                   -                -           (574,841)
        Proceeds from sale of securities held for sale                         -                -            500,503
        Amortization of RRP contribution                                  26,968           41,999             80,963
        Change in:
           Accrued interest receivable                                  (396,855)        (138,011)            57,194
           Other assets                                                 (370,009)         (30,532)          (253,667)
           Accrued interest payable and other liabilities                911,471          114,610            311,389
                                                                   -------------    -------------    ---------------
               Net cash from operating activities                    (51,544,635)      11,067,081         (2,105,356)

CASH FLOWS FROM INVESTING ACTIVITIES
    Principal collected on mortgage-backed securities                  2,311,441        3,215,365          3,035,566
    Purchase of:
        Securities and mortgage-backed securities
          available-for-sale                                                   -          (53,324)                 -
        Securities and mortgage-backed securities
          held-to-maturity                                           (10,104,120)      (9,424,682)                 -
        Federal Home Loan Bank stock                                    (351,600)               -         (1,299,000)
        Investment and mortgage-backed securities                              -                -         (8,481,499)
    Proceeds from:
        Maturities of securities held-to-maturity                      9,161,482        6,300,000                  -
        Maturities of investment securities                                    -                -          2,550,000
        Sale of securities available-for-sale                             49,200                -
    Purchase of loans                                                          -       (2,627,077)                 -
    Proceeds from sale of loans                                                -                -            128,534
    Net change in loans                                               (6,223,912)      (5,717,413)         2,206,168
    Proceeds from sale of foreclosed real estate                          92,210           58,937            118,765
    Net change in interest-earning deposits
      in other financial institutions                                    983,475         (885,276)         1,585,801
    Investment in limited partnership                                   (153,573)         (75,000)                 -
    Purchase of life insurance contracts                                       -                -         (1,245,000)
    Purchase of premises and equipment                                  (176,519)        (134,506)           (23,759)
                                                                   -------------    -------------    ---------------
        Net cash from investing activities                            (4,461,116)      (9,293,776)        (1,424,424)


- ---------------------------------------------------------------------------------------------------------------------


                                                     (Continued)

                                                         21.


                                            CB BANCORP, INC. AND SUBSIDIARY
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       Years ended March 31, 1996, 1995 and 1994
- -----------------------------------------------------------------------------------------------------------------

                                                                  1996              1995             1994
                                                                  ----              ----             ----

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                $    26,187,546     $  (2,662,499)    $  (1,623,898)
     Proceeds from borrowed funds                            1,709,466,300       238,718,275       498,073,464
     Repayment of borrowed funds                            (1,676,704,749)     (239,100,610)     (492,448,826)
     Net change in advance payments by
       borrowers for taxes and insurance                             2,117          (272,378)         (222,729)
     Purchase of treasury stock                                   (557,427)         (243,875)         (559,363)
     Issuance of shares of treasury stock                           67,916            54,580            20,921
     Contribution to fund ESOP                                      64,211            64,211            64,211
                                                           ---------------     -------------     -------------
        Net cash from financing activities                      58,525,914        (3,442,296)        3,303,780
                                                           ---------------     -------------     -------------

Net change in cash and cash equivalents                          2,520,163        (1,668,991)         (226,000)

Cash and cash equivalents at beginning of year                   3,542,760         5,211,751         5,437,751
                                                           ---------------     -------------     -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                   $     6,062,923     $   3,542,760     $   5,211,751
                                                           ===============     =============     =============

Supplemental disclosures of cash flow information

     Cash paid during the year for
        Interest                                           $     6,870,582     $   4,147,503     $   5,121,674
        Income taxes                                             1,618,449           885,250         1,477,320

     Noncash investing activities
        Transfer from:
           Securities held for sale to securities
             available-for-sale                            $             -     $     574,841     $           -
           Mortgage-backed and related securities to
             mortgage-backed and related securities
             held-to-maturity                                            -        10,275,366                 -
        Transfer from investment securities to securities
          held-to-maturity                                               -         7,170,481                 -
        Investment in/obligation relative to limited
          partnership (Note 16)                                          -         1,450,000                 -
        Real estate acquired in settlement of loans                 75,479            42,697            45,897










- -----------------------------------------------------------------------------------------------------------------

                           See accompanying notes to consolidated financial statements.


                                                      22.

                               CB BANCORP, INC. AND SUBSIDIARY
                               NOTES TO CONSOLIDATED STATEMENTS
                                March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Industry  Segment  Information:
- -------------------------------------------------------   CB Bancorp,  Inc. is a
holding company located in Michigan City, Indiana and owns all the outstanding stock of Community Bank, A Federal Savings Bank ("the Bank") and Community Financial Services Inc. ("Community Financial"), a wholly-owned subsidiary of the Bank (together referred to as "the Company"). The Bank operates in the single industry of banking, including granting loans (primarily real estate loans), accepting deposits, and other banking activities. Community Financial offers various annuity and insurance programs and tax return preparation services to Bank customers and others. Community Financial has a 99% limited partner interest in Pedcor Investments-1994-XX, L.P. which was formed for the construction, ownership, and management of an 80 unit affordable housing project in LaPorte County, Indiana. Community Financial also owns 100% of Community
Brokerage  Services,   Inc.  ("Community  Brokerage")  which  was  chartered  on
September 12, 1994. Community Brokerage is a full service discount brokerage firm and is a member of the National Association of Securities Dealers. The Company operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets.

Basis of Reporting:   The accompanying consolidated financial statements include
- ------------------
the accounts of CB Bancorp, Inc. and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

Use  of  Estimates  In  Preparing  Financial   Statements:  The  preparation  of
- --------------------------------------------------------
financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Certain Significant Estimates: Areas involving the use of management's estimates
- -----------------------------
and assumptions include the allowance for loan losses, the realization of deferred tax assets, fair values of securities and other financial instruments, the determination and carrying value of impaired loans, the carrying value of loans purchased under agreements to resell, the carrying value of mortgage loans held for sale, the carrying value of foreclosed real estate, the determination of other-than-temporary reductions in the fair value of securities, recognition and measurement of loss contingencies and depreciation of premises and equipment. Estimates that are more susceptible to change in the near term include the allowance for loan losses, securities valuations, the carrying value of loans purchased under agreements to resell, the carrying value of mortgage loans held for sale and the realization of deferred tax assets.



- --------------------------------------------------------------------------------


                                  (Continued)

                                       23.

                              CB BANCORP, INC. AND SUBSIDIARY
                               NOTES TO CONSOLIDATED STATEMENTS
                                March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash  Equivalents:  For purposes of reporting cash flows, cash and cash
- --------------------------
equivalents are defined to include the Company's cash on hand, balances due from financial institutions and short-term interest-earning deposits in other financial institutions with maturities of ninety days or less. The Company reports net cash flows for customer loan transactions, deposit transactions, advance payments by borrowers for taxes and insurance, and deposits made with other financial institutions.

Securities and  Mortgage-backed and Related  Securities:  On April 1,  1994, the
- -------------------------------------------------------
Company  adopted the provisions of Statement of Financial  Accounting  Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company now classifies securities, including mortgage-backed and related securities, into held-to-maturity, available-for-sale and trading categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those the Company may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains and losses included in earnings. Adoption of SFAS No. 115 on April 1, 1994 increased shareholders' equity by $96, net of $63 tax effect.

Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of purchase premium or discount using the level yield method, is included in earnings.

Loans Purchased Under Agreements to Resell:  The Company  purchases  residential
- ------------------------------------------
mortgage loans from various mortgage companies prior to sale of these loans by the mortgage companies in the secondary market. The Company held loans that were purchased under agreements to resell from 75 of the 90 approved mortgage companies as of March 31, 1996. The Company purchases such loans from mortgage companies at par, net of certain fees, and later sells them back to the mortgage companies at the same amount and without recourse provisions. As a result, no gains and losses are recorded at the resale of loans. The Company records interest income on the loans during the funding period and the Company records fee income received from the mortgage company for each loan when the loan is sold. The Company uses the stated interest rate in the agreement with each mortgage company for interest income recognition, and not the interest rates on individual loans. The Company does not retain servicing of the loans when they are resold. Purchase money and refinance mortgage loans are generally held no more than 90 days by the Company and typically are resold within 30 days. Construction loan mortgages acquired are held for the duration of the construction loan period, which is typically six months or longer.


- --------------------------------------------------------------------------------


                                  (Continued)

                                       24.

                               CB BANCORP, INC. AND SUBSIDIARY
                               NOTES TO CONSOLIDATED STATEMENTS
                                March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Loans Held for Sale:   Mortgage  loans intended for sale are carried at
- ----------------------------
the lower of cost  or  estimated market value in the aggregate.   Net unrealized
losses are recognized in a valuation allowance by charges to income.

Interest  Income on Loans:  Interest  on loans is  accrued  over the term of the
- -------------------------
loans based upon the principal outstanding. Management reviews loans delinquent 90 days or more to determine if the interest accrual should be discontinued. All mortgage loans delinquent 90 days or more are placed on non-accrual status. Interest income on consumer and other loans is discontinued when serious doubt exists as to the collectibility of a loan. Effective April 1, 1995, under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, the carrying value of impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as a component of the provision for loan losses.

Loan Fees and Costs:  Loan fees, net of direct origination costs,  are deferred.
- -------------------
The net amount deferred is reported in the consolidated balance sheets as par of loans and is recognized into interest income over the term of the loan using the level yield method.

Allowance For Loan Losses: The allowance for loan losses is increased by charges
- -------------------------
to income and decreased by charge-offs (net of recoveries). Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.

SFAS No. 114 and SFAS No. 118 were adopted effective April 1, 1995 and require recognition of loan impairment. Loans are considered impaired if full principal or interest payments are not anticipated in accordance with the contractual loan terms. Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a component of the provision for loan losses. The effect of adopting these standards was not material.
- --------------------------------------------------------------------------------


                                  (Continued)

                                       25.

                         CB BANCORP, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED STATEMENTS
                          March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of a borrower's operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Commercial and mortgage loans placed on nonaccrual are often considered for impairment. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loans and non-performing and past-due asset disclosures.

Foreclosed Real Estate:  Real estate properties acquired through, or in lieu of,
- ----------------------
loan foreclosure are initially recorded at fair value at the date of acquisition. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. After acquisition, a valuation allowance is recorded through a charge to income for the amount of estimated selling costs. Valuations are periodically performed by management, and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs.

Premises and Equipment: Premises and equipment of the Company are stated at cost
- ----------------------
less accumulated depreciation. Premises are depreciated using the straight-line method with useful lives ranging from twelve to fifty years, and equipment is depreciated using the straight-line method with useful lives ranging from four to twelve years. Land is carried at cost. Maintenance and repairs are expensed and improvements are capitalized.

Income Taxes: The Company files annual consolidated federal and state income tax
- ------------
returns. Income tax expense is based upon the asset and liability method. The asset and liability method requires the Company to record income tax expense based on the amount of taxes due on its consolidated tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

Earnings Per Share, 100% Common Stock Dividend and Treasury Stock:  Earnings per
- -----------------------------------------------------------------
common and common equivalent share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. Employee and Director stock options are considered common stock equivalents. On January 19, 1994, the Board of Directors declared a 100% common stock dividend which was distributed to shareholders of record as of February 9, 1994, increasing issued shares by 642,119 shares. The weighted-average number of shares outstanding for the calculation of earnings per common and common equivalent share was 1,261,062 for 1996, 1,289,998 for 1995 and 1,293,117 for
1994 as restated for the 1994 100% stock dividend. The weighted-average number of shares outstanding for the calculation of fully-diluted earnings per share was 1,264,728 for 1996, 1,291,301 for 1995 and 1,308,239 for 1994 as restated
for the 1994 100% stock dividend.
- --------------------------------------------------------------------------------


                                  (Continued)

                                       26.


                                CB BANCORP, INC. AND SUBSIDIARY
                                NOTES TO CONSOLIDATED STATEMENTS
                                  March 31, 1996, 1995 and 1994
- -----------------------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Treasury  stock  activity for the years ended March 31 is  summarized as follows
(all numbers of shares restated for the 1994 100% stock dividend):

                                                     1996           1995          1994
                                                     ----           ----          ----
Treasury stock at beginning of year                 71,100         60,016              -
Shares of common stock purchased                    38,495         22,000         64,200
Shares of common stock reissued (for
  stock options exercised)                         (13,583)       (10,916)        (4,184)
                                                 ---------      ---------       --------

Treasury stock at end of year                       96,012         71,100         60,016
                                                 =========      =========       ========

Reclassifications:   Certain amounts appearing in the 1995 and 1994 consolidated
- -----------------
financial statements and notes thereto have been reclassified to conform with the 1996 presentation.


NOTE 2 - SECURITIES

The amortized cost and fair value of securities at March 31, 1996 are as follows:


                                                       Gross          Gross
                                       Amortized    Unrealized     Unrealized        Fair
                                         Cost          Gains         Losses          Value
                                         ----          -----         ------          -----

      Available-for-sale
      ------------------
Marketable equity securities       $   578,315    $   43,956    $    (1,323)     $   620,948
                                   ===========    ==========    ===========      ===========

       Held-to-maturity
       ----------------

U.S. Treasury and U.S.
  Government agency securities     $ 3,000,000    $        -    $   (30,000)     $  2,970,000
Corporate notes                      2,674,726         5,296         (6,022)        2,674,000
                                   -----------   -----------         ------      ------------

     Total                         $ 5,674,726    $    5,296    $   (36,022)     $  5,644,000
                                   ===========    ==========    ===========      ============

       Other securities
       -----------------

Stock in Federal Home Loan Bank    $ 2,702,000    $        -    $         -      $  2,702,000
                                   ===========    ==========    ===========      ============



- -----------------------------------------------------------------------------------------------


                                         (Continued)

                                             27.


                               CB BANCORP, INC. AND SUBSIDIARY
                               NOTES TO CONSOLIDATED STATEMENTS
                                March 31, 1996, 1995 and 1994
- -----------------------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

The amortized cost and fair value of securities at March 31, 1995 are as follows:


                                                    Gross         Gross
                                     Amortized    Unrealized    Unrealized         Fair
                                       Cost         Gains         Losses           Value
                                       ----         -----         ------           -----

      Available-for-sale
      ------------------
Marketable equity securities       $    578,315   $   11,620    $    (8,604)     $    581,331
                                   ============   ==========    ===========      ============

       Held-to-maturity
       ----------------

U.S. Treasury and U.S.
 Government agency securities      $  3,755,781   $      137    $    (72,918)    $  3,683,000
Corporate notes                       2,732,898        3,002            (900)       2,735,000
                                   ------------   ----------    ------------     ------------

     Total                         $  6,488,679   $    3,139    $    (73,818)    $  6,418,000
                                   ============   ==========    ============     ============

       Other securities
       ----------------

Stock in Federal Home Loan Bank    $  2,350,400   $        -    $       (400)    $  2,350,000
                                   ============   ==========    ============     ============

The amortized cost and estimated market value of debt securities at March 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                         Amortized           Fair
                 Held-to-maturity:                         Cost              Value
                 ----------------                          ----              -----

      Due in one year or less                          $  2,016,946       $ 2,018,000
      Due after one year through five years               3,657,780         3,626,000
                                                       ------------       -----------

                                                       $  5,674,726       $ 5,644,000
                                                       ============       ===========


There were no sales of securities during the year ended March 31, 1996.




- -----------------------------------------------------------------------------------------------

                                           (Continued)

                                               28.


                                             CB BANCORP, INC. AND SUBSIDIARY
                                             NOTES TO CONSOLIDATED STATEMENTS
                                              March 31, 1996, 1995 and 1994
- ------------------------------------------------------------------------------------------------
NOTE 2 - SECURITIES (Continued)

Sales of securities available-for-sale during the year ended March 31, 1995 were as follows:

                                                         Gross        Gross
                                          Proceeds       Gain         Loss
                                          --------       ----         ----
         Equity securities               $ 49,200      $      -     $   (650)


Sales of securities held for sale during the year ended March 31, 1994, were as follows:

                                                          Gross       Gross
                                          Proceeds        Gain        Loss
                                          --------        ----        ----

         Debt securities                 $500,503       $   503      $   -


NOTE 3 - MORTGAGE-BACKED AND RELATED SECURITIES

The carrying values and fair values of mortgage-backed and related securities held-to-maturity as presented on the balance sheets are summarized as follows:


                                                        March 31, 1996
                             -------------------------------------------------------------------
                               Principal   Unamortized    Unearned    Carrying        Fair
                                Balance     Premiums      Discounts     Value         Value
                                -------     --------      ---------     -----         -----

GNMA certificates            $ 3,600,363    $   8,787   $  (9,750)   $ 3,599,400   $ 3,646,000
FHLMC certificates             4,891,720        3,580      (6,302)     4,888,998     4,914,000
FNMA certificates                879,837            -      (7,879)       871,958       886,000
Collateralized mortgage
  obligations                    833,925          473      (2,576)       831,822       836,000
                             -----------    ---------   ---------    -----------   -----------
                             $10,205,845    $  12,840   $ (26,507)   $10,192,178   $10,282,000
                             ===========    =========   =========    ===========   ===========

                                                        March 31, 1995
                             -------------------------------------------------------------------
                               Principal   Unamortized    Unearned    Carrying        Fair
                                Balance     Premiums      Discounts     Value         Value
                                -------     --------      ---------     -----         -----

GNMA certificates            $ 2,923,684    $   5,052   $ (15,718)   $ 2,913,018   $ 2,922,000
FHLMC certificates             5,956,098       16,772     (10,369)     5,962,501     5,883,000
FNMA certificates                970,293            -      (8,899)       961,394       951,000
Collateralized mortgage
  obligations                    903,477        1,627      (2,141)       902,963       891,000
                             -----------    ---------   ---------    -----------   -----------

                             $10,753,552    $  23,451   $ (37,127)   $10,739,876   $10,647,000
                             ===========    =========   =========    ===========   ===========

- ------------------------------------------------------------------------------------------------

                                          (Continued)

                                               29.


                                              CB BANCORP, INC. AND SUBSIDIARY
                                             NOTES TO CONSOLIDATED STATEMENTS
                                               March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------------------------

NOTE 3 - MORTGAGE-BACKED AND RELATED SECURITIES (Continued)

Gross unrealized gains and losses on mortgage-backed and related securities held-to-maturity are as follows:



                                                  March 31, 1996           March 31, 1995
                                                  --------------           --------------
                                                 Gross       Gross        Gross       Gross
                                              Unrealized  Unrealized   Unrealized  Unrealized
                                                 Gains      Losses        Gains      Losses
                                                 -----      ------        -----      ------
GNMA certificates                            $  53,136    $  (6,536)   $  34,932   $ (25,950)
FHLMC certificates                              71,973      (46,971)      37,750    (117,251)
FNMA certificates                               14,042            -            -     (10,394)
Collateralized mortgage obligations              4,223          (45)           -     (11,963)
                                             ---------    ---------    ---------   ---------

                                             $ 143,374    $ (53,552)   $  72,682   $(165,558)
                                             =========    =========    =========   =========

The Company did not sell any mortgage-backed and related securities during the fiscal years ended March 31, 1996, 1995 and 1994.


NOTE 4 - LOANS


Loans receivable at March 31 are summarized as follows:


                                                          1996             1995
                                                          ----             ----
First mortgage loans (principally conventional)
    Principal balances
        Secured by one-to-four family residences     $  73,413,053    $  74,384,741
        Secured by other properties                     11,412,555        7,754,828
        Construction loans                                 591,450        2,427,863
                                                           -------        ---------
                                                        85,417,058       84,567,432
    Loans in process                                       (47,836)      (1,421,700)
    Unearned discounts                                        (993)         (10,241)
    Net deferred loan origination fees                    (417,599)        (432,487)
                                                     -------------    -------------
        Total first mortgage loans                      84,950,630       82,703,004

Consumer and other loans
    Principal balances
        VISA/Master cards                                  388,685           37,252
        Automobile                                         400,132          361,482
        Home equity and second mortgage                  1,789,185        1,272,581
        Commercial                                       4,532,775        2,007,527
        Other                                              555,043          407,983
                                                           -------          -------
         Total consumer and other loans                  7,665,820        4,086,825
                                                         ---------        ---------

                                                     $  92,616,450    $  86,789,829
                                                     =============    =============



- --------------------------------------------------------------------------------------------------



                                           (Continued)

                                               30.

                                CB BANCORP, INC. AND SUBSIDIARY
                               NOTES TO CONSOLIDATED STATEMENTS
                                March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------

NOTE 4 - LOANS (Continued)

The Company has entered into  agreements  with  mortgage  companies in which the
Company purchases, at its discretion, mortgage loans ("pipeline") from the mortgage companies at par, net of certain fees, and later sells them back to the mortgage companies at the same amount and without recourse provisions. Such loans are reviewed, prior to purchase, for evidence that the loans are of secondary market quality and meet the Company's internal underwriting guidelines. An assignment of the mortgage to the Company is required. In addition, the Company either takes possession of the original note and forwards such note to the end investor or the Company receives a certified copy of the note and subsequently receives acknowledgment from the end investor of receiving the original note. A commitment to purchase from an end investor is required prior to purchase by the Company. In the event that the end investor would not honor this commitment and the mortgage companies would not be able to honor their repurchase obligations, the Company would then need to sell these loans in the secondary market at the fair value of these loans. Purchase money and refinance loans are generally held no more than 90 days by the Company and are typically resold within 30 days. The Company also purchases interim construction loans under this program and holds these loans for the duration of the construction loan period which is typically six months or longer. With regard to the interim construction loans in the pipeline, the Company recognizes that there may be credit risk due to possible change in the borrower's financial condition during the interim construction period. The Company had approximately $29,416,000 of interim construction loans in the pipeline at March 31, 1996.

The mortgage companies from which individual mortgage loans have been purchased under agreements to resell and the related amounts of such loans outstanding are as follows at March 31:



                         Company                                    1996            1995
                         -------                                    ----            ----

      Company A                                                $  12,792,251    $  6,095,730
      Company B                                                    8,614,313               -
      Company C                                                    6,791,723       6,454,712
      Company D                                                    5,023,314               -
      Companies with balances between $1,000,000 and
        $5,000,000 (1996 - 12 companies; 1995 - 3 companies)      33,254,163       6,720,642
      Other companies with balances less than $1,000,000          13,555,486       5,908,123
                                                               -------------    ------------

                                                               $  80,031,250    $ 25,179,207
                                                               =============    ============


- --------------------------------------------------------------------------------

                                        (Continued)

                                            31.

                                CB BANCORP, INC. AND SUBSIDIARY
                                NOTES TO CONSOLIDATED STATEMENTS
                                  March 31, 1996, 1995 and 1994
- ------------------------------------------------------------------------------------------------
NOTE 4 - LOANS (Continued)

Activity  in the  allowance  for loan  losses  for the years  ended  March 31 is summarized as follows:
                                                          1996           1995          1994
                                                          ----           ----          ----
     Balance at beginning of year                     $   672,276     $   594,453    $   494,653
     Provision charged to income                        1,020,000          78,000        103,000
     Recoveries                                                 -               -            846
     Charge-offs                                         (345,948)           (177)        (4,046)
                                                        ---------     -----------    -----------
     Balance at end of year                           $ 1,346,328     $   672,276    $   594,453
                                                      ===========     ===========    ===========

Information regarding impaired loans is as follows for the year ending March 31, 1996:


    Average investment in impaired loans                                             $   333,020
    Interest income recognized on impaired loans
      including interest income recognized on cash basis                                 144,320
    Interest income recognized on impaired loans on cash basis                           128,339


Information regarding impaired loans at March 31, 1996 is as follows:

    Balance of impaired loans                                                        $ 2,164,419
    Less portion for which no allowance for loan losses is allocated                    (500,942)
                                                                                     -----------
    Portion of impaired loan balance for which an
      allowance for loan losses is allocated                                         $ 1,663,477
                                                                                     ===========
    Portion of allowance for loan losses allocated to impaired loan balance          $   166,348
                                                                                     ===========

Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $804,000 at March 31, 1995. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized at March 31 is summarized as follows:

                                                                  1995          1994
                                                                  ----          ----
     Interest income that would have
      been recorded                                            $   54,000    $   50,000
     Interest income recognized                                   (22,000)      (28,000)
                                                               ----------    ----------
     Interest income forgone                                   $   32,000    $   22,000
                                                               ==========    ==========

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

Of the total balance of impaired loans as of March 31, 1996,  $1,663,477 relates to amounts  associated  with Bennett  Funding Group Inc.  ("Bennett")  and Aloha
Capital  Corporation  ("Aloha"),  an  affiliate  of Bennett.  The reason for the impairment  classification  is  that  Bennett  recently  filed  for  Chapter  11 bankruptcy and Aloha was drawn into involuntary  bankruptcy.  The Bank purchased numerous  leases secured by small business  equipment such as copy and facsimile machines from Bennett and Aloha. The purchases total approximately $396,000 from
Bennett and $1.3 million from Aloha.  Both companies act as servicing  agents to collect  lease  payments for the Bank.  The portion of allowance for loan losses allocated  to the  above  loans is  $166,348  which is based on the aging of the underlying leases and the assumption of 90 days delay in payments.
- ------------------------------------------------------------------------------------------------

                                           (Continued)

                                               32.


                                CB BANCORP, INC. AND SUBSIDIARY
                               NOTES TO CONSOLIDATED STATEMENTS
                                March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------------------


NOTE 5 - FORECLOSED REAL ESTATE, NET

There was no foreclosed real estate at March 31, 1996 and 1995.

Activity in the  allowance for losses for  foreclosed  real estate for the years ended March 31 is summarized as follows:
                                                      1996           1995           1994
                                                      ----           ----           ----

      Balance at beginning of year                 $         -   $         -    $   14,400
      Provision for losses                                   -             -             -
      Charge-offs                                            -             -       (14,400)
      Recoveries                                             -             -             -
                                                   -----------   -----------    ----------

      Balance at end of year                       $         -   $         -    $        -
                                                   ===========   ===========    ==========

Losses from real estate operations for the years ended March 31 are as follows:



                                                      1996           1995           1994
                                                      ----           ----           ----
      Provision for losses                         $         -   $         -    $        -
      Other                                              8,961        11,038         9,254
                                                   -----------   -----------    ----------

                                                   $     8,961   $    11,038    $    9,254
                                                   ===========   ===========    ==========

NOTE 6 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at March 31 is summarized as follows:


                                                             1996          1995
                                                             ----          ----
Mortgage loan portfolios serviced for the
  Federal Home Loan Mortgage Corporation                 $1,483,584    $ 1,869,565
                                                         ==========    ===========


Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $35,000 and $51,000 at March 31, 1996 and 1995, respectively.


- --------------------------------------------------------------------------------------------


                                  (Continued)

                                       33.

                                CB BANCORP, INC. AND SUBSIDIARY
                               NOTES TO CONSOLIDATED STATEMENTS
                                March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 7 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at March 31 is summarized as follows:





                                                       1996            1995
                                                       ----            ----

     Securities                                    $     64,940    $    102,278
     Mortgage-backed and related securities              74,146          71,576
     Loans receivable and loans purchased under
       agreements to resell                           1,044,173         612,550
                                                   ------------    ------------

                                                   $  1,183,259    $    786,404
                                                   ============    ============




NOTE 8 - PREMISES AND EQUIPMENT, NET

Premises and equipment are stated at cost, less accumulated depreciation, and consist of the following at March 31:

                                                       1996            1995
                                                       ----            ----

     Land and land improvements                    $    378,897    $    375,620
     Buildings                                        3,065,759       3,062,299
     Furniture, fixtures, and equipment               1,376,963       1,232,873
     Construction In Progress                            20,022               -
                                                   ------------     -----------
                                                      4,841,641       4,670,792
     Accumulated depreciation and amortization       (2,454,259)     (2,265,673)
                                                   ------------     -----------

                                                   $  2,387,382     $ 2,405,119
                                                   ============     ===========



- --------------------------------------------------------------------------------

                                     (Continued)

                                        34.


                                               CB BANCORP, INC. AND SUBSIDIARY
                                               NOTES TO CONSOLIDATED STATEMENTS
                                               March 31, 1996, 1995 and 1994

- -------------------------------------------------------------------------------------------------


NOTE 9 - DEPOSITS


Deposits at March 31 are summarized as follows:

                                 Weighted
                             Average Rate at          1 9 9 6                     1 9 9 5
                                 March 31,            -------                     -------
                                   1996        Amount         Percent       Amount        Percent
                                   ----        ------         -------       ------        -------

Demand and NOW
  accounts, including
  noninterest-bearing
  deposits of $ 16,639,090
  in 1996 and $7,109,518
  in 1995                         1.03%  $   30,980,804       22.61%    $  19,659,348       17.73%
Money market accounts             3.53        9,424,860        6.88         8,944,562        8.07
Passbook accounts                 3.01       27,984,565       20.42        29,089,724       26.24
                                         --------------      ------     -------------      ------
                                             68,390,229       49.91        57,693,634       52.04
Certificates of deposit:
        3.00 to 3.99%                           330,461         .24         3,986,661        3.60
        4.00 to 5.99%                        56,522,216       41.24        37,478,648       33.81
        6.00 to 7.99%                        11,804,225        8.61        11,666,198       10.52
        8.00 to 9.99%                                 -           -            34,444         .03
                                         --------------      ------     -------------      ------

                                             68,656,902       50.09        53,165,951       47.96
                                         --------------      ------     -------------      ------

                                         $  137,047,131      100.00%    $ 110,859,585      100.00%
                                         ==============      ======     =============      ======


The  aggregate  amount of deposits with a minimum  denomination  of $100,000 was
approximately   $32,078,000  and   $18,252,000  at  March 31,   1996  and  1995,
respectively.

At March 31, 1996, scheduled maturities of certificates of deposit are as follows:


                       1997        1998         1999         2000        2001      Thereafter
                       ----        ----         ----         ----        ----      ----------


 3.00 to 3.99%    $   326,101   $        -  $    4,360  $            $           $
 4.00 to  5.99%    44,363,322    7,313,875   3,625,784      586,414     563,773       69,048
 6.00 to  7.99%     5,921,712    1,879,553   1,014,485    1,636,247     915,909      436,319
                  -----------   ----------  ----------  -----------  ----------- -----------

                  $50,611,135   $9,193,428  $4,644,629  $2,222,661   $1,479,682  $   505,367
                  ===========   ==========  ==========  ==========   ==========  ===========


- -------------------------------------------------------------------------------------------------


                                           (Continued)

                                                35.

                                               CB BANCORP, INC. AND SUBSIDIARY
                                               NOTES TO CONSOLIDATED STATEMENTS
                                               March 31, 1996, 1995 and 1994

- ---------------------------------------------------------------------------------------------

NOTE 9 - DEPOSITS (Continued)

Interest expense on deposits for the years ended March 31 is summarized as follows:

                                                      1996           1995           1994
                                                      ----           ----           ----
     Money market accounts                       $   302,868    $    284,966   $    285,369
     Passbook accounts                               835,831         943,970      1,004,496
     NOW accounts                                    300,517         282,527        300,772
     Certificates of deposit                       3,601,057       2,449,708      2,872,905
                                                 -----------    ------------   ------------
                                                 $ 5,040,273    $  3,961,171   $  4,463,542
                                                 ===========    ============   ============

NOTE 10 - BORROWED FUNDS

Borrowed funds at March 31 are summarized as follows:

                                                                      1996           1995
                                                                      ----           ----
     Federal funds purchased                                    $  7,000,000   $  7,000,000
     Advances from the Federal Home Loan Bank                     38,000,000      4,000,000
     Line of credit with Federal Home Loan Bank                      124,355      1,362,804
                                                                ------------   ------------

                                                                $ 45,124,355   $ 12,362,804
                                                                ============   ============

Fixed rate and variable rate advances from the Federal Home Loan Bank at March 31, 1996 amount to $4 million and $34 million, respectively.

Advances from the Federal Home Loan Bank consist of the following:

                                         March 31, 1996
              --------------------------Weighted Average---------------------------
              Maturity                    Interest Rate                    Amount
              --------                    -------------                    ------

                1997                          5.59%                    $ 36,000,000
                1998                          5.76%                       1,000,000
                1999                          5.67%                       1,000,000
                                                                       ------------

                                                                       $ 38,000,000
                                                                       ============

Information concerning borrowings under repurchase agreements for the years ended March 31 is summarized as follows:

                                                                 1996             1995
                                                                 ----             ----

      Average balance during the period                      $    72,329      $    1,808
      Average interest rate during the period                       6.50%           6.20%
      Maximum month-end balance during the period              1,760,000          30,000

- ---------------------------------------------------------------------------------------------

                                         (Continued)

                                              36.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 10 - BORROWED FUNDS (Continued)

The Company had no borrowings under repurchase agreements as of March 31, 1996 and 1995.

Federal funds purchased represent overnight purchase of federal funds from American National Bank, Chicago, Illinois.

At March 31, 1996 specific mortgage loans with a carrying value of approximately $59,226,000 and specific mortgage-backed securities with a carrying value of approximately $4,251,000 were pledged to the Federal Home Loan Bank of Indianapolis to secure current and future advances. In addition, the Bank has a line of credit approved up to $5,000,000 with the Federal Home Loan Bank of Indianapolis. This line is secured by specific collateral listed above. The Bank had borrowings of $124,355 against this line of credit at March 31, 1996.

The Bank has four irrevocable direct pay letters of credit with the Federal Home Loan Bank of Indianapolis totaling approximately $4,049,000. These letters of credit are secured by the same collateral listed above. The balance of these letters of credit at March 31, 1996 is $0.

Interest expense on borrowed funds for the years ended March 31 is summarized as follows:



                                         1996           1995           1994
                                         ----           ----           ----

     Advances from the FHLB           $  1,501,121   $    64,876    $   500,336
     Other                                 521,284       117,683        142,507
                                      ------------   -----------    -----------

                                      $  2,022,405   $   182,559    $   642,843
                                      ============   ===========    ===========


NOTE 11 - EMPLOYEE BENEFITS

Employee Pension Plan: The Bank is part of a multi-employer defined benefit pension plan covering all qualified employees. The plan is administered by the directors of the Financial Institutions Retirement Fund. There is no separate valuation of plan benefits nor segregation of plan assets specifically for the Bank. The plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer nor are the plan assets so segregated. However, as of June 30, 1995, the latest actuarial valuation, the total plan assets exceeded the actuarially determined value of total vested benefits. The cost of the plan is charged to expense and amounted to $4,815, $3,294 and $3,222 for the years ended March 31, 1996, 1995 and 1994, respectively.



- --------------------------------------------------------------------------------

                                   (Continued)

                                       37.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 11 - EMPLOYEE BENEFITS (Continued)

Deferred  Compensation  Plan:  In  1994,  the  Company  implemented  a  deferred
- ----------------------------
compensation plan for its Board of Directors. Under the terms of the plan, directors may elect to defer a portion of their fees which would be retained by the Company with interest being credited to the participant's deferred balance. Upon retirement, the participant would be entitled to receive the accumulated deferred balance, paid over a specified number of years. The Company has purchased insurance contracts on the lives of the participants in the deferred compensation plan and has named the Company as beneficiary. While no direct contract exists between the deferred compensation plan and the life insurance contracts, it is management's current intent that the revenue from the insurance contracts will be used as a funding source for the deferred compensation plan. The cash surrender value of the life insurance was approximately $1,426,000 and $1,351,000 at March 31, 1996 and 1995, respectively, and is included in other assets. At March 31, 1996 and 1995, the accrued liability for deferred fees was approximately $152,000 and $85,000, respectively. The income derived from the investment in life insurance included in other income was approximately $75,000 and $68,000 for the years ended March 31, 1996 and 1995, respectively.

Supplemental  Retirement Plan: The Bank maintains a supplemental retirement plan
- -----------------------------
for executive officers of the Bank. The Company has purchased insurance contracts on the lives of the participants in the supplemental retirement plan and has named the Company as beneficiary. While no direct contract exists between the supplemental retirement plan and the life insurance contracts, it is management's current intent that the revenue from the insurance contracts will be used as a funding source for the supplemental retirement plan. The Bank is recording a liability equal to the projected present value of the payment due at retirement based on the projected remaining years of service using the projected unit credit method. The cash surrender value of the life insurance was approximately $938,000 and $879,000 at March 31, 1996 and 1995, respectively, and is included in other assets. The income derived from the investment in life insurance included in other income was approximately $59,000, $52,000 and $56,000 for the years ended March 31, 1996, 1995 and 1994, respectively. The cost of the plan charged to expense was approximately $44,000, $40,000 and $33,000 for the years ended March 31, 1996, 1995 and 1994, respectively. The accrued liability to the Company was approximately $203,000 and $154,000 at March 31, 1996 and 1995, respectively.

Stock Option Plan for Outside  Directors:  The Board of Directors of the Company
- ----------------------------------------
has adopted the CB Bancorp, Inc. 1992 Stock Option Plan for outside directors (the "Directors' Plan") of the Company. Options for the purchase of 38,528 shares of common stock are authorized under the Directors' Plan. The option exercise price must be at least 100% of the fair market value of the common stock on the date of the grant, and the option term cannot exceed 10 years. Eligible directors may exercise 100% of the options awarded to them. All 38,528 options were granted at an exercise price of $5 per share, restated for the 1994 100% stock dividend.
- --------------------------------------------------------------------------------

                                          (Continued)

                                              38.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 11 - EMPLOYEE BENEFITS (Continued)

Activity in the Directors' Plan for years ended March 31 is summarized as follows:





                                        Option             Number of Options
                                                           -----------------
                                    Exercise Price       1996           1995
                                    --------------       ----           ----


      Balance at beginning of year       $ 5.00           26,896        36,528
      Options exercised                    5.00           (7,632)       (9,632)
                                         ------         --------      --------

      Balance at end of year             $ 5.00           19,264        26,896
                                         ======         ========      ========

Recognition  and  Retention   Plans  (RRP):  In  conjunction   with  the  Bank's
- ------------------------------------------
conversion, the Company has established the Recognition and Retention Plans as a method of providing directors, officers and other key employees of the Bank with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank. The terms of each RRP will be identical, only the participants and the number of shares awarded to each participant vary. Eligible directors, officers and other key employees of the Company will earn (i.e., become vested in) shares of common stock covered by the award at a rate of 20% per year commencing immediately upon conversion. The Bank contributed funds to the RRP to enable the Plans to acquire in the aggregate 38,528 shares of common stock, restated for the 1994 stock dividend. An expense of $26,968, $41,999 and $80,963 was recorded for these Plans for the years ended March 31, 1996, 1995, and 1994, respectively.

Employee Stock  Ownership  Plan (ESOP):  The Bank maintains an ESOP for eligible
- --------------------------------------
employees. Employees with 1,000 hours of employment with the Bank and who have attained age 21 are eligible to participate. The ESOP borrowed funds from the Company to purchase 89,896 shares of common stock, restated for the 1994 100% stock dividend. Collateral for the loan is the common stock purchased by the ESOP. The loan is being repaid principally from the Bank's discretionary contributions to the ESOP over a seven year period ending in 1999, at a variable interest rate. The current interest rate for the loan is 9.50%. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after five years of credited service. Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement (or early retirement), or disability will not receive any benefit under the ESOP. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits may be payable in the form of stock or cash upon termination of employment. The Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

- --------------------------------------------------------------------------------

                                         (Continued)

                                              39.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 11 - EMPLOYEE BENEFITS (Continued)

The ESOP compensation expense was $64,211 for each of the years ended March 31, 1996, 1995 and 1994, respectively. The ESOP shares as of March 31 (adjusted for the 100% stock dividend) were as follows:


                                                           1996          1995
                                                           ----          ----

      Allocated shares                                    37,604        25,684
      Shares released for allocation                         684           350
      Unreleased shares                                   51,608        63,862
                                                       ---------     ---------

      Total ESOP shares                                   89,896        89,896
                                                       =========     =========


On April 1, 1994, the Bank adopted AICPA's Statement of Position 93-6 ("SOP 93-6") Employers' Accounting for Employee Stock Ownership Plans. SOP 93-6 relates only to shares purchased by the ESOP after December 31, 1992. SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released to employees from the ESOP, and these shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt and accrued interest. SOP 93-6 did not impact the Bank's recognition of compensation expense as all shares currently held by the Bank's ESOP were purchased prior to December 31, 1992. Therefore, for the shares currently held by the ESOP, the Bank will continue to recognize compensation expense equal to the amount of cash contributed to the ESOP. All shares held by the ESOP are considered outstanding for earnings per share computations, and all dividends on ESOP shares are recorded as a reduction of retained earnings.

Stock  Option  Plan:  The Board of  Directors  of the Company has adopted the CB
- -------------------
Bancorp, Inc. 1992 Incentive Stock Option Plan (the "Option Plan"). The number of options authorized under the Plan is 89,892 shares of common stock, restated for the 1994 100% stock dividend. Officers and employees of the Company and its subsidiary are eligible to participate in the Option Plan. The option exercise price must be at least 100% of the fair market value of the common stock on the date of the grant, and the option term cannot exceed 10 years. Eligible officers and employees of the Company can exercise options awarded to them at a rate of 20% per year. A total of 89,892 options were granted at an exercise price of $5 per share, restated for the 1994 100% stock dividend.

- --------------------------------------------------------------------------------

                                   (Continued)

                                        40.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 11 - EMPLOYEE BENEFITS (Continued)

Activity in the Option Plan for years ended March 31 is summarized as follows:


                                       Range of Option     Number of Options
                                                           -----------------
                                       Exercise Price      1996          1995
                                       --------------      ----          ----

      Balance at beginning of year     $5.00 - $8.50       86,424        87,708
      Options exercised                    $5.00           (5,951)       (1,284)
                                                           ------        ------

      Balance at end of year           $5.00 - $8.50       80,473        86,424
                                                           ======        ======



Outside  Directors'  Consultation  and  Retirement  Plan: The Board of Directors
- --------------------------------------------------------
adopted the Outside Directors' Consultation and Retirement Plan (the "Directors' Consultation Plan"). The purpose of the Directors' Consultation Plan is to provide possible retirement benefits to directors who are not officers or employees of the Company to ensure that the Company will have their continued service and assistance, if bought by and annually contracted for by the Board of Directors in the conduct of the Company's business in the future. These persons will, if contracted for, be eligible, upon retirement, to receive an annual benefit equal to a portion of the annual retainer fee, determined as of the director's retirement date, set forth in the table below. The annual benefits will be provided in monthly installments for the number of months a director has agreed to provide consulting services after retirement from the Board, not to exceed ten years. All benefits will cease upon a director's death. An expense of approximately $37,000 and $80,000 was recorded for this plan for the years ended March 31, 1996 and 1995. The resulting liability to the Company was approximately $211,000 and $174,000 at March 31, 1996 and 1995 respectively.


                                                            Percentage
                                                             of Annual
                                                            Retirement
              Years of Service                                 Benefit
              ----------------                                 -------


                     10                                         25%
                     15                                         50%
                     20                                         75%
                     25                                        100%

Effective April 1, 1996, the Board of Directors of the Bank approved the Outside Directors' Emeritus Plan (the "Directors' Emeritus Plan") to replace the Outside Directors' Consultation and Retirement Plan. The purpose of the Directors' Emeritus Plan is to ensure that the Bank may, if the Board so desires, has the continued service and assistance of directors who are not officers or employees of the Bank in the conduct of the Bank's business in the future. These directors have provided, and will continue to provide, expertise in enabling the Bank to experience successful growth and development.


- --------------------------------------------------------------------------------

                                   (Continued)

                                       41.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 11 - EMPLOYEE BENEFITS (Continued)

The Directors' Emeritus Plan provides that a participant will be eligible, upon termination due to retirement, resignation, discharge, death, disability or otherwise, to receive an amount equal to the most recently received monthly board fee paid to the outside director prior to his termination for a period of 48 months. Directors eligible to participate in the Directors' Emeritus Plan consist of directors who are not active officers or employees of the Bank, who have served as a director for at least three consecutive years and have obtained the age of 55. However, an outside director with three years of continuous service whose termination is due to retirement and is prior to his obtaining age 55 will become eligible to receive benefits under the Directors' Emeritus Plan when he reaches age 55. In addition, if an outside director with three years of continuous service becomes disabled or dies prior to reaching age 55 or prior to his electing director emeritus status, he or his beneficiary shall receive benefits under the Directors' Emeritus Plan. The resulting liability from the Directors' Emeritus Plan approximates the liability accrued under the Directors' Consultation Plan.


NOTE 12 - INCOME TAXES

The Company files consolidated income tax returns. If certain conditions are met in determining taxable income, the Bank is allowed a special bad debt deduction based on a percentage of taxable income (presently 8%) or on specified experience formulas. The Bank used the percentage-of-taxable-income method for all years presented below.

Income tax expense for the years ended March 31 is summarized as follows:



                                      1996            1995             1994
                                      ----            ----             ----
 Federal
   Current                        $ 1,218,694     $   754,847      $ 1,143,835
   Deferred                          (146,818)             41          (64,857)
                                  ------------    -----------      ------------
                                    1,071,876         754,888        1,078,978
                                  -----------     -----------      -----------
 State
   Current                            363,345         236,603          346,797
   Deferred                           (55,292)        (21,217)         (19,321)
                                  ------------    -----------      ------------
                                      308,053         215,386          327,476
                                  -----------     -----------      -----------

Income tax expense                $ 1,379,929     $   970,274      $ 1,406,454
                                  ===========     ===========      ===========


- --------------------------------------------------------------------------------

                                   (Continued)

                                        42.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- ----------------------------------------------------------------------------------------------


NOTE 12 - INCOME TAXES (Continued)

Total income tax expense differed from the amounts computed by applying the federal income tax rate of 34% in all periods presented to income before income taxes as a result of the following for the years ended March 31:



                                                    1996             1995          1994
                                                    ----             ----          ----

  Income taxes at statutory rate               $ 1,304,967    $    894,377     $  1,278,758
  Tax effect of:
      Non-taxable income                            (8,722)        (10,828)         (12,684)
      Increase in cash surrender value of
       life insurance                              (45,656)        (40,798)         (31,878)
      State tax, net of federal income tax
        effect                                     203,315         142,155          216,134
      Tax credits                                  (70,000)              -                -
      Other items, net                              (3,975)        (14,632)         (43,876)
                                               ------------   ------------     ------------

          Income tax expense                   $ 1,379,929    $    970,274     $  1,406,454
                                               ===========    ============     ============


The components of the net deferred tax asset recorded in the consolidated balance sheets as of March 31 are as follows:



                                                                     1996          1995
                                                                     ----          ----

Deferred tax assets
     Accumulated depreciation                                    $    41,359    $   32,307
     Bad debts                                                       265,804         8,223
     Deferred compensation                                            80,384        61,014
     Deferred loan fees                                              147,439       171,217
     Other                                                             4,130         4,891
                                                                 -----------    ----------
                                                                     539,116       277,652
Deferred tax liabilities
     FHLB stock dividend                                             (25,865)      (25,865)
     Affordable housing partnership                                  (48,745)            -
     Other                                                           (33,659)       (6,163)
                                                                 ------------   ----------
                                                                    (108,269)      (32,028)

Valuation allowance                                                        -             -
                                                                 -----------    ----------

     Net deferred tax asset                                      $   430,847    $  245,624
                                                                 ===========    ==========




- ----------------------------------------------------------------------------------------------




                                         (Continued)

                                              43.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- -------------------------------------------------------------------------------------------



NOTE 12 - INCOME TAXES (Continued)

Shareholders' equity at March 31, 1996 includes approximately $1,308,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only.
Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carry back of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $445,000 at March 31, 1996.


NOTE 13 -CAPITAL STANDARDS

Federal regulations require savings banks to have minimum regulatory tangible capital equal to 1.5% of total assets, a 3% core capital ratio and an 8% risk-based capital ratio. Failure to meet a capital requirement exposes the Bank to regulatory sanctions, including limitation on asset growth.

The Bank, at March 31,  1996 meets the regulatory tangible capital, core capital
and  the  risk-based  capital  requirements.   At  March 31,  1996,  the  Bank's
regulatory  tangible  capital was  $16,026,000,  or 7.80% of total assets;  core capital was  $16,026,000 or 7.80% of total assets;  and  risk-based  capital was
$17,191,000 or 15.20% of total risk-adjusted assets.


The following is a reconciliation of capital under generally accepted accounting principles (GAAP) to regulatory capital for the Bank at March 31, 1996:

                                            Tangible             Core           Risk-Based
                                             Capital            Capital           Capital
                                             -------            -------           -------

     GAAP capital                       $  16,024,973         $ 16,024,973     $  16,024,973

     Additional capital items
          General valuation
           allowances - limited                 1,000                1,000         1,166,000
          Other                                    27                   27                27
                                        -------------         ------------     -------------
     Regulatory capital - computed         16,026,000           16,026,000        17,191,000
     Minimum capital requirement            3,072,000            6,144,000         9,045,000
                                        -------------         ------------     -------------

     Regulatory capital - excess        $  12,954,000         $  9,882,000     $   8,146,000
                                        =============         ============     =============



- -------------------------------------------------------------------------------------------


                                        (Continued)

                                             44.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------------------


NOTE 13 - CAPITAL STANDARDS (Continued)

Regulations  of the Office of Thrift  Supervision  limit the amount of dividends and  other  capital  distributions  that  may be paid by a  savings  institution without  prior  approval of the Office of Thrift  Supervision.  This  regulatory restriction  is based on a  three-tiered  system with the  greatest  flexibility being afforded to well-capitalized (Tier 1) institutions.  The Bank is currently a Tier 1 institution.  Accordingly,  the Bank can make, without prior regulatory approval,  distributions  during a calendar year up to 100% of its net income to date during the  calendar  year plus an amount that would reduce by one-half its
"surplus   capital  ratio"  (the  excess  over  its  Fully   Phased-in   Capital
Requirements) at the beginning of the calendar year.  Accordingly,  at March 31,
1996  approximately  $4,464,000 of the Bank's  retained  earnings is potentially available for distribution.


NOTE 14 - GAINS AND LOSSES ON SALES OF INTEREST-EARNING ASSETS, NET


Gains and losses for the years ended March 31 are summarized as follows:

                                                        1996           1995          1994
                                                        ----           ----          ----

     Net realized gain on sale of securities
      held for sale                                 $          -    $        -    $       503
     Net realized loss on sale of securities
      available-for-sale                                       -          (650)             -
     Net realized gain on sales of first
      mortgage loans                                           -             -          2,010
     Net realized gain on sales of mortgage
      loans held for sale                                  1,478             -              -
                                                    ------------    ----------    -----------
                                                    $      1,478    $     (650)   $     2,513
                                                    ============    ==========    ===========


NOTE 15 - OTHER NONINTEREST INCOME AND EXPENSE


Other noninterest income and expense amounts for the years ended March 31 are summarized as follows:

                                                   1996           1995          1994
                                                   ----           ----          ----

     OTHER NONINTEREST INCOME

     Commission income                         $   115,426    $  127,968    $   168,620
     Service charges and fees                      506,034       539,137        447,378
     Fees related to loans purchased
       under agreements to resell                  369,410       163,984        496,410
     Late charges                                   21,510        23,126         28,311
     Other                                         156,392       136,317        112,491
                                               -----------    ----------    -----------

                                               $ 1,168,772    $  990,532    $ 1,253,210
                                               ===========    ==========    ===========



- --------------------------------------------------------------------------------------------



                                          (Continued)

                                               45.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- ------------------------------------------------------------------------------------------



NOTE 15 - OTHER NONINTEREST INCOME AND EXPENSE (Continued)


     OTHER NONINTEREST EXPENSE

     Advertising and promotion                 $    97,203    $   93,048    $    81,452
     Data processing                               247,017       243,144        246,641
     Insurance                                      20,348        23,500         38,538
     Professional fees                             174,265       159,707        159,264
     Telephone, postage, and supplies              204,903       183,116        162,966
     Employee expenses                             195,216       145,113        132,207
     Other                                         332,664       227,957        244,046
                                               -----------    ----------    -----------

                                               $ 1,271,616    $1,075,585    $ 1,065,114
                                               ===========    ==========    ===========


NOTE 16 - COMMITMENTS AND CONTINGENCIES

As of March 1, 1996, the Company leased a branch office in Merrillville, Indiana. Rent expense for the year ended March 31, 1996 was approximately $3,000. In accordance with the terms of the lease, the Company provides liability insurance and pays repairs and maintenance costs. As of March 31, 1996, the future annual rental commitments under non-cancelable leases for five years total approximately $183,000, which includes $35,000 in 1997 and 1998, $36,000 in 1999, $38,000 in 2000 and $39,000 in 2001.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans and unused lines of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and unused lines of credit is represented by the contractual amount of those instruments. The Company follows the same credit policy to make such commitments as it follows for those loans recorded in the financial statements.


At March 31, the Company had outstanding commitments as follows:



                                                              1996            1995
                                                              ----            ----

     Fixed rate loans                                     $   137,000    $    325,000
     Variable rate loans                                            -         679,000
     Fixed rate unused lines of credit                        107,000         655,000
     Variable rate unused lines of credit                   1,188,000         436,000
     Unused letters of credit                               4,074,000       4,360,000
     Undisbursed construction loans in
     repurchase program (variable rate)                    12,412,000               -


- ------------------------------------------------------------------------------------------


                                      (Continued)

                                           46.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------



NOTE 16 - COMMITMENTS AND CONTINGENCIES (Continued)

Fixed rate commitments and lines of credit at March 31, 1996 are at current rates, ranging primarily from 6.875% to 9.00% (loans) and 16.00% to 19.00% (lines of credit). The fixed rate commitments and unused lines of credit are primarily for terms ranging from 60 days to two years.

Variable rate lines of credit at March 31, 1996 are at current rates, ranging from 9.25% to 10.75%. The letters of credit are based primarily on the 1-year U.S. Treasury note plus 300 basis points, with one additional letter of credit based on the national prime rate of interest plus 100 basis points.

Since certain commitments to make loans, lines of credit and commitments to fund loans in process expire without being used, the amounts do not necessarily represent future cash commitments. In addition, commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.

The Bank is required to have approximately $800,000 and $625,000 of cash on hand or on deposit with the Federal Reserve Bank of Chicago to meet regulatory reserve requirements at March 31, 1996 and 1995, respectively.

The deposits of savings associations such as the Bank are presently insured by the Saving Association Insurance Fund ("SAIF"). A recapitalization plan under consideration by the Treasury Department, the FDIC, the OTS and the Congress reportedly provides for a one-time assessment of .85% to .90% to be imposed on all deposits insured by the SAIF in order to recapitalize the SAIF. No assurance can be given, however, as to whether such a recapitalization plan will be implemented. Based on the Company's deposits at March 31, 1996 in the amount of $137.0 million, the Company's share of a one-time assessment of approximately
87.5 basis points would be approximately $1.2 million.

Community Financial has a 99% limited partner interest in Pedcor Investments-1994-XX, L.P. which was formed for the construction, ownership, and management of an 80 unit apartment project located in LaPorte County, Indiana. Financing consists of a $2,550,000 first mortgage loan funded with tax exempt bonds. The Bank is the lead lender in the debt financing arrangement and has guaranteed through letters of credit $1,450,000 of the debt financing, which represents the Bank's share of the mortgage loan. The remaining portion of the debt financing is guaranteed by participating lenders through letters of credit in amounts proportional to their loan amounts. The Bank and other lending institutions have as their security a first mortgage lien and an assignment of rents and leases on the apartment complex. As of March 31, 1996, Community Financial has invested $1,678,573 in the limited partnership. Community Financial contributed $228,573 in cash to the partnership while the remaining $1,450,000 was funded by short-term tax-exempt notes backed by a letter of credit issued by the Bank. Terms of the partnership agreement allocate 99% of the eligible tax credits to the limited partner. For the year ended March 31, 1996, the limited partner received $70,000 in tax credits, which were the first tax credits received from the limited partnership.

- --------------------------------------------------------------------------------

                                  (Continued)

                                       47.

                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 17 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

The Company grants real estate, commercial and consumer loans, including home improvement and other consumer loans, primarily in LaPorte and Porter counties of Indiana. Substantially all loans are secured by consumer assets and real estate. Loans secured by real estate mortgages make up approximately 92% of the loan portfolio at March 31, 1996 and are primarily secured by residential mortgages. Loans purchased under agreements to resell are residential mortgage loans secured by one-to-four family residences located throughout the United States.


NOTE 18 - RELATED PARTY TRANSACTIONS


Certain directors and executive officers of the Company are loan customers. A summary of the aggregate amount of related party loan activity for those directors, executive officers and their affiliates who have loans aggregating $60,000 or more are as follows:



      Balance - April 1, 1995                                    $ 367,013
         New loans                                                 169,998
         Repayments                                               (116,465)
         Other changes                                             (59,433)
                                                                 ---------

      Balance - March 31, 1996                                   $ 361,113
                                                                 =========


Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period.


- --------------------------------------------------------------------------------

                                   (Continued)

                                        48.


                              CB BANCORP, INC. AND SUBSIDIARY
                             NOTES TO CONSOLIDATED STATEMENTS
                               March 31, 1996, 1995 and 1994

- ------------------------------------------------------------------------------------------------

NOTE 19 - SUBSIDIARY FINANCIAL STATEMENTS


Presented  below  are  the  condensed   financial   statements  for  the  Bank's
wholly-owned subsidiary, Community Financial Services, Inc.


                                   CONDENSED BALANCE SHEETS
                                   March 31, 1996 and 1995
                                                                      1996           1995
                                                                      ----           ----
ASSETS
Cash and cash equivalents                                          $   391,462   $   515,800
Investment in limited partnership                                    1,678,573     1,525,000
Other assets                                                            (4,827)        7,151
                                                                   -----------   -----------

                                                                   $ 2,065,208   $ 2,047,951
                                                                   ===========   ===========

LIABILITIES
Obligation relative to limited partnership                           1,450,000     1,450,000
Other liabilities                                                       17,619        86,878
                                                                   -----------   -----------

                                                                     1,467,619     1,536,878

SHAREHOLDER'S EQUITY                                                   597,589       511,073
                                                                   -----------   -----------

                                                                   $ 2,065,208   $ 2,047,951
                                                                   ===========   ===========


                                CONDENSED STATEMENTS OF INCOME
                           Years ended March 31, 1996, 1995 and 1994

                                                        1996        1995           1994
                                                        ----        ----           ----
Operating income
     Fees and commission income                     $  126,301   $   134,650    $  173,476
     Other income                                       14,908         4,280           211
                                                    ----------   -----------    ----------
                                                       141,209       138,930       173,687
Operating expense

     Compensation                                       70,306        63,181        42,930
     Other expenses                                    172,965        74,600        16,141
                                                    ----------   -----------    ----------
                                                       243,271       137,781        59,071
                                                    ----------   -----------    ----------

INCOME (LOSS) BEFORE INCOME TAXES                     (102,062)        1,149       114,616

Income tax expense (benefit)                          (110,427)          490        48,711
                                                    ----------   -----------    ----------

NET INCOME                                          $    8,365    $      659    $   65,905
                                                    ==========    ==========    ==========


- ------------------------------------------------------------------------------------------------

                                    (Continued)

                                        49.


                                           CB BANCORP, INC. AND SUBSIDIARY
                                          NOTES TO CONSOLIDATED STATEMENTS
                                           March 31, 1996, 1995 and 1994

- ------------------------------------------------------------------------------------------------

NOTE 20 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed financial statements for the Parent Company, CB Bancorp, Inc.
                                             CONDENSED BALANCE SHEETS
                                             March 31, 1996 and 1995

                                                                  1996              1995
                                                                  ----              ----
ASSETS
Cash and cash equivalents                                     $  2,779,683      $   2,047,780
Interest-earning deposits in financial institutions                      -            390,763
Securities available-for-sale                                      165,682            130,296
Investment in subsidiary                                        16,024,973         14,147,322
Other assets                                                             -             56,517
                                                              ------------      -------------

                                                              $ 18,970,338      $  16,772,678
                                                              ============      =============

LIABILITIES                                                   $    138,154      $      94,717

SHAREHOLDERS' EQUITY                                            18,832,184         16,677,961
                                                              ------------      -------------

                                                              $ 18,970,338      $  16,772,678
                                                              ============      =============


                                             CONDENSED STATEMENTS OF INCOME
                                        Years ended March 31, 1996, 1995 and 1994

                                                     1996            1995            1994
                                                     ----            ----            ----
Income
     Interest income                             $   109,375     $    91,677     $   121,010
     Dividends from the Bank                         600,000         600,000               -
     Other income                                          -           1,900           7,700
                                                 -----------     -----------     -----------
                                                     709,375         693,577         128,710
Expenses
     Compensation                                     29,962          28,156          20,665
     Other expenses                                   62,478          68,771          84,329
                                                 -----------     -----------     -----------
                                                      92,440          96,927         104,994
                                                 -----------     -----------     -----------

INCOME BEFORE INCOME TAX EXPENSE                     616,935         596,650          23,716

Income tax expense (benefit)                           7,198          (1,424)          9,763
                                                 -----------     -----------     -----------

INCOME BEFORE EQUITY IN INCOME OF BANK               609,737         598,074          13,953

Equity in income of Bank                           1,848,473       1,062,173       2,340,647
                                                 -----------     -----------     -----------

NET INCOME                                       $ 2,458,210     $ 1,660,247     $ 2,354,600
                                                 ===========     ===========     ===========


- ------------------------------------------------------------------------------------------------

                                          (Continued)

                                              50.

                                           CB BANCORP, INC. AND SUBSIDIARY
                                          NOTES TO CONSOLIDATED STATEMENTS
                                           March 31, 1996, 1995 and 1994

- -------------------------------------------------------------------------------------------


NOTE 20 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)



                                     CONDENSED  STATEMENTS  OF CASH FLOWS  Years  ended
                                                   March 31, 1996, 1995 and 1994

                                                             1996            1995           1994
                                                             ----            ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                         $ 2,458,210     $ 1,660,247     $ 2,354,600
     Adjustments to reconcile net income to net
       cash from operating activities
        Loans purchased under agreements to
          resell                                                  -      (4,568,273)    (22,320,404)
        Sale of loans purchased under agreements
          to resell                                               -       5,123,647      21,765,030
        Equity in income of Bank                         (1,848,473)     (1,062,173)     (2,340,646)
        Change in other assets                               56,517          76,217        (115,816)
        Change in other liabilities                         135,572          35,766          40,081
                                                        -----------     -----------     -----------
           Net cash from operating activities               801,826       1,265,431        (617,155)

CASH FLOWS FROM INVESTING ACTIVITIES
     Change in interest-earning deposits in
       financial institutions                               390,763        (390,763)        395,000
     Purchase of securities available-for-sale              (35,386)       (125,466)             -
                                                        -----------     -----------     -----------
        Net cash from investing activities                  355,377        (516,229)        395,000

CASH FLOWS FROM FINANCING ACTIVITIES
     Purchase of treasury stock                            (557,427)       (243,875)       (559,363)
     Issuance of shares of treasury stock                    67,916          54,580          20,921
     Contribution to fund ESOP                               64,211          64,211          64,211
                                                        -----------     -----------     -----------
        Net cash from financing activities                 (425,300)       (125,084)       (474,231)
                                                        -----------     -----------     -----------

Net change in cash and cash equivalents                     731,903         624,118        (696,386)

Cash and cash equivalents at beginning of period          2,047,780       1,423,662       2,120,048
                                                        -----------     -----------     -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD              $ 2,779,683     $ 2,047,780     $ 1,423,662
                                                        ===========     ===========     ===========

- ------------------------------------------------------------------------------------------------------


                                             (Continued)

                                                 51.

                                CB BANCORP, INC. AND SUBSIDIARY
                                NOTES TO CONSOLIDATED STATEMENTS
                                 March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 prescribes that the Company disclose the estimated fair value of its financial instruments. The following table shows those values and the related carrying amounts at March 31, 1996 for the Company. Items which are not financial instruments are not included.



                                                Carrying        Estimated
                                                 Amount        Fair Value
                                                 ------        ----------

    Cash and equivalents                      $ 6,062,923    $  6,062,923
    Securities available-for-sale                 620,948         620,948
    Securities held-to-maturity                 5,674,726       5,644,000
    Federal Home Loan Bank stock                2,702,000       2,702,000
    Mortgage-backed and related securities
      held-to-maturity                         10,192,178      10,282,000
    Loans                                     171,301,372     171,967,000
    Mortgage loans held for sale                  512,750         513,000
    Demand and savings deposits               (68,390,229)    (68,390,000)
    Time deposits                             (68,656,902)    (68,804,000)
    Borrowed funds                            (45,124,355)    (45,114,000)



For purposes of the above disclosures of estimated fair value, the following assumptions were used as of March 31, 1996. The estimated fair value for cash and cash equivalents and interest-earning deposits is considered to approximate cost. The estimated fair value for securities and mortgage-backed and related securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on estimates of the rate the Company would charge for similar such loans at March 31, 1996, applied for the same time period until estimated payment. The estimated fair value for demand and savings deposits is based on their carrying value. The estimated fair value for certificates of deposit is based on estimates of the rate the Company would pay on such deposits at March 31, 1996, applied for the same time period until maturity. The estimated fair value of accrued interest receivable and payable and other financial instruments and off-balance sheet loan commitments approximate cost and are not considered significant for this presentation.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of such items at March 31, 1996, the estimated fair values would necessarily have been achieved at these dates, since market values may differ depending on various circumstances. The estimated fair values at March 31, 1996 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the trained work force, customer goodwill, and similar items.


- -------------------------------------------------------------------------------

                                   (Continued)

                                       52.

                                CB BANCORP, INC. AND SUBSIDIARY
                                NOTES TO CONSOLIDATED STATEMENTS
                                 March 31, 1996, 1995 and 1994

- --------------------------------------------------------------------------------


NOTE 22 - IMPACT OF NEW ACCOUNTING STANDARDS

Several new accounting standards have been issued by the FASB that will apply in 1996. Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of", requires a review of long-term assets for impairment of recorded value and resulting write-downs if the value is impaired. SFAS No. 122, "Accounting for Mortgage Servicing Rights", requires recognition of an asset when servicing rights are retained on in-house originated loans that are sold. SFAS No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, entities to use a "fair value based method" to account for stock-based compensation plans. If the fair value accounting encouraged is not adopted, entities must disclose the pro forma effect on net income and on earnings per share had the accounting been adopted. These statements are not expected to have a material effect on the Company's consolidated financial position or results of operations.

























- --------------------------------------------------------------------------------

                                       53.

                         CB BANCORP, INC. AND SUBSIDIARY
                             Shareholder Information

ANNUAL MEETING OF SHAREHOLDERS
The annual meeting of shareholders will be held at the Michigan City Holiday Inn, 5820 S. Franklin, Michigan City, Indiana on July 24, 1996 at 10:00 a.m.

COMMON SHARES
CB Bancorp, Inc., common stock is listed and traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") Small-Cap Market under the symbol CBCO. Stock price quotations are published in daily newspapers including the Wall Street Journal. As of March 31, 1996, CB Bancorp, Inc. had approximately 260 holders of record of the Company's shares, not including those investors holding the Company's stock in street name.

STOCK PRICES
The following table sets forth the common share prices and number of shares traded during the 8 quarters ended March 31, 1996.


     Quarter Ended           High Bid     Low Bid       Number of Shares Traded
     -------------           --------     -------       -----------------------
     June 30, 1994            13 1/4      10 1/4              379,702
     September 30, 1994       12 3/4      11 1/2              471,474
     December 31, 1994        12          10                  197,539
     March 31, 1995           11 1/4      10 1/2              100,647
     June 30, 1995            12 3/4      11 1/4               90,493
     September 30, 1995       15 1/4      12 1/2              302,837
     December 31, 1995        17 3/4      15 1/4              188,720
     March 31, 1996           19          17 1/4              153,347


REGISTRAR AND STOCK TRANSFER AGENT
Inquiries regarding stock transfer, registration, lost certificates or changes in name and/or address should be directed to the stock transfer agent and registrar in writing.

     ATTN:  Investor Relations
     Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey  07016

NASDAQ MARKET MAKERS
As of March 31, 1996 the following firms were market makers in the Company's shares:

     Capital Resources, Inc.                         Sherwood Securities Corp.
     Herzog, Heine, Geduld, Inc.                     Stifel Nicolaus & Co.
     Howe, Barnes & Johnson, Inc.                    The Ohio Company
     Natcity Investments, Inc.

FORM 10-KSB
A copy of CB Bancorp, Inc.'s Form 10-KSB (Annual Report), filed with the Securities and Exchange Commission, may be obtained by writing to Mr. George L.Koehm, Vice President and Treasurer, CB Bancorp, Inc., 126 E. Fourth Street, Michigan City, Indiana 46360.

                         CB BANCORP, INC. AND SUBSIDIARY
                       SHAREHOLDER INFORMATION (CONTINUED)



CORPORATE OFFICE                            CB Bancorp, Inc.
                                            126 E. Fourth Street
                                            P.O. Box 363
                                            Michigan City, Indiana  46360

INDEPENDENT AUDITORS                        Crowe, Chizek and Company, LLP
                                            330 East Jefferson Blvd.
                                            P.O. Box 7
                                            South Bend, Indiana  46624

CORPORATE COUNSEL                           C.T. Kitowski
                                            126 W. Fourth Street
                                            Michigan City, Indiana  46360

SPECIAL COUNSEL                             Muldoon, Murphy & Faucette
                                            5101 Wisconsin Avenue, N.W.
                                            Suite 500
                                            Washington, D.C.  20016


COMMUNITY BANK, A FEDERAL SAVINGS BANK
OFFICES

Main Office                                 126 E. Fourth Street
                                            Michigan City, Indiana  46360
                                            (219) 873-2800

Southside Office                            3710 S. Franklin Street
                                            Michigan City, Indiana  46360
                                            (219) 879-3326

LaPorte Office                              801 Monroe Street
                                            LaPorte, Indiana  46350
                                            (219) 362-6195

Merrillville Loan Office                    701 E. 83rd Ave. Suite E
                                            Merrillville, Indiana  46410
                                            (219) 791-9171



                                       56